ERNST & YOUNG

Torre Picasso
Plaza Pablo Ruiz Picasso, 1
28020 Madrid

Teléfono: 915 727 200
Fax: 915 727 270
www.ey.com/es

Translation of a report and financial statements originally issued in Spanish. In the event of a discrepancythe Spanish-language version prevails (See Note 21)

AUDIT REPORT ON THE ANNUAL ACCOUNTS

To the Shareholders of
Telefónica, S.A.

1. We have audited the annual accounts of Telefónica, S.A., which consist of the balance sheet as of December 31, 2006, the profit and loss account and the notes thereto for the year then ended, the preparation of which is the responsibility of the Company's Directors. Our responsibility is to express an opinion on the aforementioned annual accounts taken as a whole, based upon work performed in accordance with generally accepted auditing standards in Spain, which require the examination, through the performance of selective tests, of the evidence supporting the annual accounts and the evaluation of their presentation, of the accounting principles applied and of the estimates made.

2. In compliance with Spanish mercantile law, for comparative purposes, the Company's Directors have included for each of the captions presented in the balance sheet, the profit and loss account and the statement of source and application of funds, in addition to the figures of 2006, those of 2005. Our opinion refers only to the annual accounts for 2006. On March 1, 2006 we issued our audit report on the 2005 annual accounts, in which we expressed an unqualified opinion.

3. In our opinion, the accompanying 2006 annual accounts give a true and fair view, in all material respects, of the net equity and financial position of Telefónica, S.A. at December 31, 2006 and of the results of its operations and of the source and application of funds for the year then ended, and contain the required information necessary for their adequate interpretation and understanding, in conformity with generally accepted accounting principles and criteria in Spain, applied on a basis consistent with those of the preceding year.

4. The accompanying management report for the year ended December 31, 2006 contains such explanations as the Directors consider appropriate concerning the situation of Telefónica, S.A., the evolution of its business and other matters, and is not an integral part of the annual accounts. We have checked that the accounting information included in the report mentioned above agrees with the annual accounts for the year ended December 31, 2006. Our work as auditors is limited to verifying the management report in accordance with the scope mentioned in this paragraph, and does not include the review of information other than that obtained from the Company's accounting records.

ERNST & YOUNG, S.L.

José Luis Perelli Alonso

March 1, 2007

Ernst & Young, S.L.
Domicilio Social: Plaza Pablo Ruiz Picasso, 1. 28020 Madrid.
Inscrita en el Registro Mercantil de Madrid al Tomo 12749, Libro 0,
Folio 215, Sección 8ª, Hoja M-23123, Inscripción 116, C.I.F. B-78970506

TELEFÓNICA, S.A.

ANNUAL ACCOUNTS AND MANAGEMENT REPORT FOR 2006

TELEFÓNICA, S.A.
BALANCE SHEET AT DECEMBER 31
ASSETS (millions of euros)	2006	2005

A) NON-CURRENT ASSETS	74,333	40,393
I. Start-up expenses	-	1
II. Intangible assets (Note 5)	76	85
Computer software	177	153
Intellectual property	26	20
Other intangible assets	64	62
Accumulated amortization and provisions	(191)	(150)
III. Property, plant and equipment (Note 6)	742	529
Land and buildings	520	214
Furniture, tools and other items	190	39
Property, plant and equipment under construction	144	356
Accumulated depreciation and provisions	(112)	(80)
IV. Long-term investments (Note 7)	73,515	39,778
Investments in Group companies	61,375	23,128
Investments in associated companies	870	1,098
Other investments	614	1,848
Loans to Group and associated companies	12,501	14,004
Other loans	178	1
Long-term deposits and guarantees given	349	6
Tax receivables (Note 14.2)	3,166	3,256
Provisions	(5,538)	(3,563)
B) DEFERRED CHARGES (Note 8)	367	265
C) CURRENT ASSETS	7,748	10,277
I. Accounts receivable	314	220
Trade receivables	19	16
Receivable from Group companies	222	143
Receivable from associated companies	7	1
Other accounts receivable	12	8
Employee receivables	1	1
Tax receivables (Note 14.2)	63	61
Provision for bad debts	(10)	(10)
II. Short-term investments	6,154	9,652
Loans to Group and associated companies (Note 7.7)	5,915	9,614
Short-term investment securities (Note 7.10)	239	38
III. Short-term treasury stock (Note 9)	261	348
IV. Cash	981	22
V. Prepayments and accrued income	38	35

TOTAL ASSETS	82,448	50,935

The accompanying Notes 1 to 21 and Appendix I are an integral part of the balance sheet.

TELEFÓNICA, S.A.
BALANCE SHEET AT DECEMBER 31

LIABILITIES (millions of euros)	2006	2005

A) SHAREHOLDERS' EQUITY (Note 9)	16,956	10,989
I. Share capital	4,921	4,921
II. Share premium	2,589	1,671
III. Revaluation reserves	1,369	1,369
IV. Reserves	1,251	1,274
Legal reserve	984	920
Reserve for treasury stock	261	348
Other reserves	6	6
V. Profit for the year	8,284	1,754
VI. Interim dividend paid in the year	(1,458)	-
B) PROVISIONS FOR LIABILITIES AND CHARGES (Notes 7 and 16)	1,568	444
C) LONG-TERM LIABILITIES	49,264	23,602
I. Debentures, bonds and other marketable debt securities (Note 10)	1,827	1,915
Non-convertible debentures and bonds	1,332	1,828
Other marketable debt securities	495	87
II. Payable to credit institutions (Note 11)	10,755	9,865
III. Payable to Group and associated companies (Note 12)	36,318	11,622
IV. Other payables	7	12
V. Taxes payable (Note 14.2)	212	43
VI. Unpaid portion of investments in Group and associated companies	145	145
Group companies	145	145
D) CURRENT LIABILITIES	14,660	15,900
I. Debentures, bonds and other marketable debt securities (Note 10)	2,098	1,297
Non-convertible debentures and bonds	500	-
Other marketable debt securities	1,541	1,247
Interest on debentures and other securities	57	50
II. Payable to credit institutions	329	3,237
Loans and other accounts payable (Note 11)	245	3,131
Accrued interest payable	84	106
III. Payable to Group and associated companies (Note 12)	11,916	10,978
IV. Trade accounts payable	132	62
V. Other non-trade payables	185	326
Taxes payable (Note 14.2)	27	26
Other non-trade payables (Note 15)	158	300

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	82,448	50,935

The accompanying Notes 1 to 21 and Appendix I are an integral part of the balance sheet.

TELEFÓNICA, S.A.
INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31
DEBIT (millions of euros)	2006	2005
A) EXPENSES
Personnel expenses (Note 16.2)	197	106
Depreciation and amortization expense	51	47
Property, plant and equipment (Note 6)	21	5
Intangible assets (Note 5)	30	31
Deferred expenses	-	11
Other operating expenses	385	309
External services provided by Group companies (Note 16.8)	80	72
External services	291	224
Taxes other than income tax	14	13
I. OPERATING PROFIT	-	-
Financial and similar expenses
From liabilities with Group companies (Notes 16.4 and 16.8)	2,149	874
From other liabilities and similar expenses (Note 16.4)	574	514
Change in provisions for writedown of short-term investments	(11)	11
Amortization of deferred charges	63	30
Exchange losses (Note 16.5)	1,031	1,300
II. FINANCIAL PROFIT	5,195	1,276

III. INCOME FROM ORDINARY ACTIVITIES	4,706	947
Changes in provisions for securities investments (Note 7.1)	(231)	(313)
Extraordinary expenses and losses (Note 16.7)	8	86
IV. EXTRAORDINARY INCOME	2,295	705

V. PROFIT BEFORE TAXES	7,001	1,652
Corporate income tax in Spain (Note 14)	(1,293)	(107)
Foreign taxes (Note 14)	10	5

VI. PROFIT FOR THE YEAR	8,284	1,754

The accompanying Notes 1 to 21 and Appendix I are an integral part of the income statement.

TELEFÓNICA, S.A.
INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31
CREDIT (millions of euros)	2006	2005
B) REVENUES
Net sales to Group companies (Note 16.1)	28	40
Other operating revenues	116	93
Non-core and other current operating revenues – Group companies (Note 16.1)	98	73
Non-core and other current operating revenues – Non-Group companies	18	20
I. OPERATING LOSS	489	329
Revenues from equity investments	6,835	1,750
Group companies (Note 16.8)	6,678	1,693
Associated companies	50	40
Non-Group companies	107	17
Revenues from other securities and loans (Note 16.4)	1,131	1,021
Group companies (Note 16.8)	1,033	1,016
Other companies	98	5
Exchange gains (Note 16.5)	1,035	1,234
II. FINANCIAL LOSS	-	-

III. LOSS ON ORDINARY ACTIVITIES	-	-
Gains on disposal of fixed assets (Note 16.6)	1,872	83
Extraordinary revenues (Note 16.6)	200	395
IV. EXTRAORDINARY LOSS	-	-

V. LOSSES BEFORE TAXES	-	-

VI. LOSS FOR THE YEAR	-	-

The accompanying Notes 1 to 21 and Appendix I are an integral part of the income statement.

TELEFÓNICA, S.A.

NOTES TO THE FINANCIAL STATEMENT FOR THE YEAR ENDED

31 DECEMBER 2006

(1)        INTRODUCTION AND GENERAL INFORMATION

Telefónica, S.A. ("Telefónica" or "the Company") is a public autonomous company incorporated for an indefinite period on April 19, 1924, under the corporate name of Compañía Telefónica Nacional de España, S.A. It adopted its present name in April 1998.

The Company’s registered office is at Gran Vía 28, Madrid (Spain), and its Employer Identification Number (CIF) is A-28/015865.

Telefónica’s basic corporate purpose, pursuant to Article 4 of its bylaws, is the provision of all manner of public or private telecommunications services, including ancillary or supplementary telecommunications services or related services. All the business activities that constitute this corporate purpose described above may be performed either in Spain or abroad and may be carried out either wholly or partially by the Company, or through shareholdings or equity interests in other companies or legal entities with an identical or a similar corporate purpose.

In keeping with the above, Telefónica is currently the parent company of a group that operates mainly in the telecommunications, media and entertainment industries, providing a wide range of services on the international stage.

The Company is taxed under the general tax regime established by the Spanish State, the Spanish Autonomous Communities and local governments, and files consolidated tax returns with most of the Spanish subsidiaries of its Group under the consolidated tax regime applicable to corporate groups.

Merger of Telefónica, S.A. and Telefónica Móviles, S.A.

At their respective meetings held on March 29, 2006, the Boards of Directors of Telefónica, S.A. and Telefónica Móviles, S.A. approved a merger agreement, whereby Telefónica, S.A. mergered with Telefónica Móviles, S.A., resulting in the dissolution without liquidation of Telefónica Móviles, S.A. and the block transfer of all its equity.

The merger agreement was approved at the General Shareholders’ Meetings of Telefónica Móviles S.A. and Telefónica, S.A. held on June 20 and June 21, 2006, respectively.

Pursuant to the agreement, Telefónica transferred shares from treasury stock to Telefónica Móviles shareholders at the exchange ratio established in the merger agreement of four Telefónica shares, par value of one euro, for every five Telefónica Móviles shares, par value of 0.50 euros. No additional cash payment was involved and no new shares were issued. Prior to the exchange, Telefónica Móviles, S.A. paid a dividend of 0.435 euros per share. This, coupled with the dividend of 0.205 euros per share charged to 2005 profit, led to a total dividend of 0.64 euros per share, which was paid on July 21.

July 28, 2006 was the last trading day for Telefónica Móviles, S.A. shares, which were cancelled as a result of the merger. The merger was registered in the Madrid Mercantile Register on July 29, 2006, effective for accounting purposes from January 1, 2006.

Merger of Telefónica, S.A. and Terra Networks, S.A.

On June 2, 2005, after the merger agreement was approved at Telefónica, S.A.’s General Shareholders’ Meeting, approval was given at Terra’s General Shareholders’ Meeting for the takeover by Telefónica, S.A. of Terra Networks, S.A., resulting in the dissolution of Terra Networks, S.A. and the block transfer of all its assets and liabilities to Telefónica, S.A., which thereby assumed, all of Terra’s rights and obligations.

Pursuant to this agreement, Telefónica transferred shares from treasury stock to Terra shareholders at an exchange ratio of two Telefónica shares, par value of one euro, for every nine Terra shares, par value of two euros. No additional cash payment was involved and no new shares were issued. The merger was registered in the Madrid Mercantile Register on July 16, 2005, effective for accounting purposes from January 1, 2005.

Dissolution of Terra Networks Latam ETVE, S.L.

The dissolution without liquidation of Terra Networks Latam ETVE, S.L. through the overall transfer of its assets and liabilities to Telefónica, S.A., which via the above merger became owner of all shares constituting its share capital, was ratified by public deed on June 9, 2005.

(2)        BASIC OF PRESENTATION

True and fair view

The accompanying annual accounts were prepared from Telefónica’s accounting records by the Company’s directors in accordance with the accounting principles and standards contained in the Commercial Code, as implemented by the Spanish Chart of Accounts and, accordingly, give a true and fair view of the Company’s equity, financial situation, results of operations and of the funds obtained and applied in 2006.

The annual accounts for 2006 will be submitted for approval by shareholders in the General Meeting, and it is expected that they will be approved without any changes. The annual accounts for 2005 were approved at the General Shareholders’ Meeting held on May 31, 2005.

Comparative information

There were no changes in the structure of the balance sheet or income statement with respect to the previous year. In addition, no material changes were made to accounting criteria with respect to 2005.

As indicated in Note 1, the takeover and merger of Telefónica Móviles, S.A. by Telefónica, S.A. was completed in 2006, effective for accounting purposes from January 1, 2006.

The takeover and merger of Terra Networks, S.A. by Telefónica, S.A. was completed in 2005, effective for accounting purposes from January 1, 2005. The dissolution without liquidation of Terra Networks Latam ETVE, S.L, via the overall transfer of its assets and liabilities to Telefónica, S.A., was also concluded in 2005.

These notes to the annual accounts disclose the main effects of these transactions to facilitate comparison between the 2006 and 2005 figures. The main financial statements also include the amounts of each merger transaction in different columns.

No additional significant events have taken place that prevent comparison of the figures for 2006 with those of 2005.

The figures in these annual accounts and in the management report are expressed in millions of euros unless otherwise indicated.

(3)        PROPOSED APPROPRIATION PROFIT

Telefónica, S.A. obtained 8,284 million euros of profit in 2006.

At its meeting of September 27, 2006, Telefónica, S.A.’s Board of Directors resolved to pay an interim dividend against 2006 profit of 0.30 euros per outstanding share carrying dividend rights. This dividend was paid on November 10, 2006, and the total amount paid was 1,458 million euros.

In addition, at its meeting of February 28, 2007, the Company’s Board of Directors agreed to propose, for approval at the General Shareholders’ Meeting, the distribution of a final dividend out of 2006 profit of a fixed amount of 0.30 euros per outstanding shares carrying dividend rights, up to a maximum total amount of 1,476 million euros.

Accordingly, the Company’s Board of Directors will submit the following proposed appropriation of 2006 profit for approval at the General Shareholders’ Meeting:
Millions of euros
Total distributable profit	8,284
Appropriation to:
Interim dividend (paid in November 2006)	1,458
Final dividend (maximum distributable amount of 0.30 euros per share for all shares into which the Company’s share capital is divided (4,921,130,397 shares)	1,476
To voluntary reserves	(minimum) 5,350
Total	8,284

(4)        VALUATION CRITERIA

The main valuation criteria used in preparing the 2006 annual accounts were as follows:

a)       Start-up expenses

  "Start-up expenses," which comprise capital increase costs, are stated at cost and amortized on a straight-line basis over five years.

b)       Intangible assets

This heading includes mainly the following:

1. Computer software licenses, which are recorded at cost and amortized on a straight-line basis over three years.

2. Intellectual property, which is recorded at the amounts paid to acquire ownership of or rights to use patents and trademarks and amortized on a straight-line basis over a period of three to 10 years, depending on the estimated useful life of the patent or trademark.

3. The goodwill arising from the 2005 merger of Telefónica, S.A. and Terra Networks, S.A. (see Note 1). This goodwill is amortized on a straight-line basis. It is estimated to have a useful life of 10 years and is included in "Other intangible assets."

c)       Property, plant and equipment

Property, plant and equipment are stated at cost.

Expenses incurred for expansion, remodeling or improvements which increase the productivity, capacity, or prolong the useful life of the asset are capitalized as an increase in the cost of the assets.

The interest and other financial expenses incurred during the construction of property, plant and equipment are also capitalized.

Repairs and maintenance expenses are charged to the income statement of the year incurred.

Property, plant and equipment are depreciated by the straight-line method at annual rates based on the following estimated useful lives:
Years of Estimated useful life
Buildings	33-40
Plant and machinery	12
Furniture, office equipment and other	4-10

d)      Long-term investments

Investments in marketable securities are recorded as follows:

1.       Listed securities (excluding shares in Group or associated companies).

At the lower of cost or market value. Market value is taken to be the lower of the average official listing for the fourth quarter or the listed value at year end.

2.       Investments in Group and associated companies.

At the lower of acquisition cost or underlying book value of the holdings, adjusted by existing capital gains upon acquisition which prevail at a subsequent valuation date.

3.       Other unlisted securities.

At cost, net, of the writedown provisions required to reduce them to their underlying book value, adjusted, for the amount of the existing capital gains upon acquisition which prevail at the subsequent valuation date.

Unrealized losses (i.e. where cost is higher than market value) are recorded under "Provisions" (see Note 7). However, an additional provision is recorded with a debit (or credit in the case of reversal) to "Extraordinary income" (or "Extraordinary losses") to cover possible third-party liabilities arising from the negative net equity of investees. This provision is included in "Provisions for liabilities and charges" (see Notes 16.6 and 16.7).

Dividends are recorded as income as soon as their distribution is approved, and gains or losses on the disposal of holdings are recorded as income or expenses in the year in which they are realized.

As required under prevailing legislation, the Company has prepared separate consolidated annual accounts, drawn up in accordance with International Financial Reporting Standards (IFRS). The balances of the main headings of the Telefónica Group consolidated financial statements for 2006 are as follows:
Heading	Millions of euros
Total assets	108,982
Equity
Attributable to equity holders of the parent	17,178
Attributable to minority interests	2,823
Revenue	52,901
Profit (loss) for the year
Attributable to equity holders of the parent	6,233
Attributable to minority interests	346

e)       Deferred charges

This heading basically includes the following items:

1.       Interest on long-term promissory notes.

  This relates to the difference between the face value and the effective value of the non-current promissory notes. This interest is charged to profit or loss based on financial criteria.

2.       Debt issuance costs.

  These relate to long-term debt issuance costs and premiums on debentures and bonds, that are amortized by the interest method on the basis of the principal amounts outstanding.

3.       Prepayments.

These relate to payments made on the purchase of services not yet received at the balance sheet date.

f)       Treasury stock

Treasury stock is valued at the lower of average cost, comprising the total amount paid for the shares, or market value. Since the shares were acquired without any prior resolution having been adopted at the Shareholders’ Meeting to use them to reduce share capital, it is considered that they can be used for subsequent sale or, alternatively, for a capital reduction. Accordingly, the market value is taken to be the lower of the average official market price or the related underlying book value. The allocated provision is recorded against the income statement for the difference between acquisition cost and the lower of the year-end market price or the average market price in the last quarter, and against reserves for the difference between this amount and the related underlying book value.

g)       Foreign currency transactions

Fixed-income securities and receivables and payables denominated in foreign currencies are translated to euros at the prevailing exchange rates at the transaction date, and are adjusted to the year end exchange rates.

Exchange differences are classified by currency and due date, and for this purpose all currencies that, although different, are officially convertible are grouped together.

Any positive net differences in each group of currencies are recorded under "Deferred income" on the liability side of the balance sheet, unless exchange losses for the group have been charged to profit and loss in prior years, in which case the positive net differences are credited to income up to the limit of the negative net differences charged to income in prior years.

Deferred exchange gains are taken to income in the year in which they materialize, the corresponding credit/debit balances are cancelled in advance or as equal or higher exchange losses for each standard currency group are recognized.

h)       Pensions and other commitments to employees

  The Company has a defined contribution pension plan for employees. The obligations are limited to the regular payment of the contributions, which are taken to income as incurred.

i)       Accounts payable

  Accounts payable are recorded at repayment value, except in the case of zero-coupon debenture and bond issues, which are recorded in the balance sheet at issuance value plus the related accrued interest (see Note 10.3).

j)       Derivatives

  Transactions made to eliminate or significantly reduce exchange rate, interest and market risks on asset and liability positions or other transactions are considered hedges. The gains or losses arising during the life of these derivatives are taken to income using the same timing of recognition method as that used to recognize the gains or losses on the underlying hedged item or transaction.

  Transactions that, are not assigned to cover specific risks are not treated as hedging transactions. In transactions of this kind, which can arise because of hedges of risks at other Group companies, the differences in market price are recorded when the transactions are cancelled or finally settled. However, if potential losses are anticipated at year end, a provision is recorded, with a charge to the income statement.

k)       Corporate income tax

  The corporate income tax expense for each year is calculated on the basis of book profit before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income. Allowances and deductions from gross tax payable, net of withholdings and prepayments on account, are deducted from the corporate income tax charge in the year in which they are taken. The difference between the accrued expense and the tax paid is due to the abovementioned deferral and to revenue and expense recognition timing differences giving rise to deferred tax assets and liabilities (see Note 14).

l)       Recognition of revenues and expenses

  Revenues and expenses are recorded according to the accruals principle, that is, at the moment the goods or services represented by them take place, regardless of when actual payment or collection occurs.

  In keeping with the principle of prudence, realized income is only recorded at the balance sheet date, while foreseeable risks and potential losses are recorded when known (see Note 16).

m)       Provision for liabilities and charges

The Company records provisions for contingencies and expenses based on its best estimate in order to cover quantifiable probable or certain third-party liabilities arising from litigation in progress, indemnity payments and obligations or from expenses of undetermined amount, and collateral and other similar guarantees provided by the Company.

(5)        INTANGIBLE ASSETS

The detail of the movements in intangible asset accounts and the related accumulated amortization in 2006 and 2005 is as follows:

	Millions of euros
	Balance at 12/31/05	Merger with Telefónica Móviles	Increases	Retirements	Transfers	Balance at 12/31/06

Cost:
Computer software	153	6	18	-	-	177
Intellectual property	20	5	1	-	-	26
Other intangible assets	62	-	2	-	-	64
Intangible assets, gross	235	11	21	-	-	267
Accumulated amortization:
Computer software	124	6	22	-	-	152
Intellectual property	17	5	1	-	-	23
Other intangible assets	7	-	7	-	-	14
Total accumulated amortization	148	11	30	-	-	189
Provision	2	-	-	-	-	2
Intangible assets, net	85	-	(9)	-	-	76

	Millions of euros
	Balance at 12/31/04	Merger with Telefónica Móviles	Increases	Retirements	Transfers	Balance at 12/31/05

Cost:
Computer software	96	43	14	-	-	153
Intellectual property	9	11	-	-	-	20
Other intangible assets	2	54	6	-	-	62
Intangible assets, gross	107	108	20	-	-	235
Accumulated amortization:
Computer software	61	41	22	-	-	124
Intellectual property	5	10	2	-	-	17
Other intangible assets	-	-	7	-	-	7
Total accumulated amortization	66	51	31	-	-	148
Provision	-	-	2	-	-	2
Intangible assets, net	41	57	(13)	-	-	85

(6)        PROPERTY, PLANT AND EQUIPMENT

The detail of the movements in this heading and related accumulated depreciation in 2006 and 2005 is the following:

	Millions of euros
	Balance at 12/31/05	Merger with Telefónica Móviles	Additions	Retirements	Transfers	Balance at 12/31/06

Cost:
Land and buildings	214	-	54	-	252	520
Furniture, tools and other items	39	13	78	-	60	190
Property, plant and equipment under construction	356	-	100	-	(312)	144
Property, plant and equipment, gross	609	13	232	-	-	854
Accumulated depreciation:
Buildings	54	-	8	-	-	62
Furniture, tools and other items	22	11	13	-	-	46
Total accumulated depreciation	76	11	21	-	-	108
Provision	4	-	-	-	-	4
Property, plant and equipment, net	529	2	211	-	-	742

	Millions of euros
	Balance at 12/31/04	Merger with Terra Networks	Additions	Retirements	Transfers	Balance at 12/31/05

Cost:
Buildings	220	-	-	(6)	-	214
Furniture, tools and other items	24	15	-	-	-	39
Property, plant and equipment under construction	80	-	279	(3)	-	356
Property, plant and equipment, gross	324	15	279	(9)	-	609
Accumulated depreciation:
Land and buildings	53	-	3	(2)	-	54
Furniture, tools and other items	7	13	2	-	-	22
Total accumulated depreciation	60	13	5	(2)	-	76
Provision	3	-	1	-	-	4
Property, plant and equipment, net	261	2	273	(7)	-	529

"Additions" in 2006 and 2005 mostly relate to costs associated with the construction of the new Telefónica Group central offices (named "District C") in a business park development in Las Tablas (Madrid). "Land and buildings" includes 83 million euros related to the value of the land.

"Transfers" from property, plant and equipment under construction to other asset accounts relate to the start-up of the various phases of District C. By year end, it was fully operational for all employees of Telefónica Group companies that, according to the schedule, had already relocated. Work will tentatively be completed and the rest of the employees relocated in 2007.

At December 31, 2006 the total value of firm commitments to acquire property, plant and equipment related to the construction of District C was 18 million euros.

Capitalized interest and other financial expenses incurred in the construction of property, plant and equipment in 2006 amounted to 4 million euros (up from 9 million euros in 2005).

The Company has buildings with a total area of 115,868m2 leased to other Telefónica Group companies. This is equivalent to an occupancy rate of 90.61% of total property available for lease. Revenue from property leases amounted to 9 million euros in 2006 (see Note 16.1), compared to 7 million euros in 2005.

In 2006, the Company recorded a gain of 7 million euros on the disposal of property, plant and equipment, compared with 5 million euros in 2005 (see Note 16.6).

At December 31, 2006, the Company had 22 million euros of fully depreciated property, plant and equipment.

Telefónica, S.A. has taken out insurance policies with appropriate limits to cover the potential risks which could affect its property, plant and equipment.

(7)        LONG-TERM INVESTMENTS

7.1      The detail of movements in this heading and the related investment writedown provisions in 2006 is the following:

           a) Changes in long-term investments:

Millions of euros
	Balance at 12/31/05	Merger with Telefónica Móviles, S.A.	Increases	Decreases	Transfers and other	Balance at 12/31/06
Investments in Group companies	23,128	9,043	27,939	(5)	1,270	61,375
Investments in associated companies	1,098	5	1	(202)	(32)	870
Other investments	1,848	-	-	-	(1,234)	614
Loans to Group and associated companies	14,004	686	76	(378)	(1,887)	12,501
Other loans	1	123	54	-	-	178
Deposits and guarantees	6	338	5	-	-	349
Tax receivables (Note 14.2)	3,256	467	1,725	(2,155)	(127)	3,166
Total	43,341	10,662	29,800	(2,740)	(2,010)	79,053

	Millions of euros
	Balance at 12/31/04	Merger with Terra Networks, S.A.	Dissolution of Terra Networks Latam, S.L.	Increases	Decreases	Transfers and other	Balance at 12/31/05
Investments in Group companies	22,416	(2,098)	628	3,667	(1,199)	(286)	23,128
Investments in associated companies	1,479	190	-	3	(6)	(568)	1,098
Other investments	14	-	-	1,266	-	568	1,848
Loans to Group and associated companies	20,531	438	-	3,828	(4,261)	(6,532)	14,004
Other loans	55	-	-	694	(748)	-	1
Deposits and guarantees	35	1	-	278	(308)	-	6
Tax receivables (Note 14.2)	4,343	117	-	104	(1,308)	-	3,256
Total	48,873	(1,352)	628	9,840	(7,830)	(6,818)	43,341

  b) Changes in long-term investment writedown provisions:

Millions of euros
	Balance at 12/31/05	Merger with Telefónica Móviles, S.A.	Change in provisions	Decreases	Transfers and other	Balance at 12/31/06
Investments in Group companies	3,440	2,420	(156)	-	(174)	5,530
Investments in associated companies	86	1	(43)	(41)	-	3
Other investments	37	-	(32)	-	-	5
Total investment writedown provision	3,563	2,421	(231)	(41)	(174)	5,538

	Millions of euros
	Balance at 12/31/04	Merger with Terra Networks, S.A.	Dissolution of Terra Networks LatAm, S.L.	Change in provisions	Decreases	Transfers	Balance at 12/31/05
Investments in Group companies	5,313	(946)	613	(224)	(1,035)	(281)	3,440
Investments in associated companies	153	41	-	(65)	-	(43)	86
Other investments	6	-	-	(24)	-	55	37
Total investment writedown provision	5,472	(905)	613	(313)	(1,035)	(269)	3,563

The main provisions recorded for investments in Group companies in 2006 relate to the investments in Telefónica Móviles Puerto Rico Inc. (48 million euros), Ecuador Cellular Holding, BV (32 million euros) and Telefónica O2 Czech Republic, a.s. (98 million euros) which paid a dividend of 354 million euros to Telefónica, S.A. (see Note 16.8).

In 2006, the Group recorded a charge of 506 million euros to extraordinary income due to the negative equity of Telefónica Móviles México, S.A. de C.V. (see Notes 4.d and 16.6).

Meanwhile, some provisions were reversed, owing to the improvement in equity of other companies, mainly Telefónica de Contenidos (192 million euros), Telefónica Datacorp, S.A.U. (65 million euros) and the Atento Group (45 million euros).

In addition, after the Terra Networks España, S.A.U. and Telefónica de España, S.A.U. merger (see Note 7.6.c), the outlook for the new company led to the reversal of a provision for liabilities and charges made for the negative equity of Terra Networks España, S.A. This generated 336 million euros of extraordinary income. Additionally, 292 million euros was reversed from the provision for Telefónica Móviles Argentina Holding, S.A. of which 242 million was booked as extraordinary income (see Note 16.6).

Notable provisions reversals in 2005 included 301 million euros of Telefónica Internacional Group and 36 million euros for Atento N.V.. Provisions were also recorded, mainly related to the Telefónica de Contenidos Group (106 million euros) and Telefónica Datacorp (57 million euros).

The 36 million euro provision for the investment in Portugal Telecom, S.G.P.S., S.A was reversed from writedown provisions on "Investments in associated companies" (67 million euros had already been reversed in 2005).

The reversals from investment writedown provisions on "Other investments" in 2006 included the 22 million euro provision recorded for Telefónica, S.A.’s stake in Banco Bilbao Vizcaya Argentaria, S.A.

"Retirements" recorded in 2006 and 2005 correspond to investments sold, liquidated or transferred in the course of the year (see 7.6 of this Note).

The transfer from "Investments in associated companies" to "Other investments" recorded in 2005 relates to the Company's holdings in Banco Bilbao Vizcaya Argentaria, S.A. and Amper, S.A.

7.2     The detail of subsidiaries, associated companies and investees is provided in Appendix I.

7.3     Impact on long-term investments of the merger of Telefónica, S.A. and Telefónica Móviles, S.A. (2006)

  As indicated in Note 1, on July 29, 2006 the merger between Telefónica, S.A. y Telefónica Móviles, S.A. was registered in the Madrid Mercantile Register on January 1, 2006.

  Telefónica transferred to Telefónica Móviles S.A. shareholders 244,344,012 of its treasury share at the exchange ratio established in the merger agreement of four Telefónica S.A. shares for every five Telefónica Móviles S.A. shares. The acquisition cost of the treasury stock transferred amounted to 3,179 million euros, was recorded as an increase in value of Long-term investments.

  The detail of Telefónica Móviles, S.A.’s contributions on January 1, 2006 to "Investments in Group companies," and the corresponding investment writedown provisions shown in the financial statements of Telefónica, S.A., was the following:

	Millions of euros
	Acquisition cost	Investment writedown provisions	Additional provision for negative net book value of the investment (seeNote 4.d)
Investments in Group companies
Telefónica Móviles España, S.A.	933	-	-
TES Holding, S.A. de C.V.	161	(96)	-
Telefónica Móviles Argentina Holding, S.A.	790	(790)	(242)
Telefónica Móviles Inversora, S.A.	370	(33)	-
Compañía Radiocomunicaciones Móviles, S.A.	142	(5)	-
Telefónica Móviles Chile, S.A.	308	(9)	-
Telefónica Móviles Chile Inversiones, S.A.	10	(5)	-
TCG Holdings, S.A.	239	(104)	-
Redanil, S.A.	8	-	-
TEM eServices Latin America Inc.	3	-	-
Telefónica Móviles Perú Holding, S.A.A.	254	(31)	-
Telefónica Móviles México, S.A. de C.V.	1,176	(1,176)	(942)
Brasilcel, N.V.	2,179	-	-
Telefónica Móviles Soluciones y Aplicaciones, S.A.	11	(6)	-
Telefónica Móviles Puerto Rico, Inc.	63	(63)	(3)
Panamá Cellular Holding B.V.	238	(3)	-
Telefónica Móviles Holding Uruguay, S.A.	26	-	-
Telefónica Móviles Colombia, S.A.	116	(1)	-
Cellular Holdings (Central America), Inc.	38	-	-
Comtel Comunicaciones Telefónicas, S.A.	0	-	-
Telefónica Móviles Perú, S.A.	0	-	-
Ecuador Cellular Holding, B.V.	658	(75)	-
Guatemala Cellular Holding, B.V.	29	(3)	-
Inversiones Telefónicas Móviles Holding, S.A.	424	-	-
Latin American Cellular Holding, B.V.	1,227	(19)	-
Multi Holding Corporation	301	(1)	-
Telcel, C.A.	134	-	-
Others	1	-	-
Total Group companies	9,839	(2,420)	(1,187)
Investments in associated companies
MobyPay Internacional, S.A.	5	(1)	-
Total associated companies	5	(1)	-

  The effect of the inclusion of the investments of Telefónica Móviles, S.A. described above, combined with the retirement of Telefónica S.A.’s pre-merger investment in Telefónica Móviles, S.A. is shown in the "Merger with Telefónica Móviles, S.A." column of the tables of changes in long-term investments and investment writedown provisions.

7.4     Impact on long-term investments of the merger of Telefónica, S.A. and Terra Networks, S.A. (2005)

  As indicated in Note 1, the merger between Telefónica, S.A. and Terra Networks, S.A. was registered in the Madrid Mercantile Register on July 16, 2005, effective for accounting purposes from January 1, 2005.

  The detail of Terra Networks, S.A.’s contributions on January 1, 2005 to "Investments in Group companies," "Investments in associated companies" and the corresponding investment writedown provisions shown in the financial statements of Telefónica, S.A., was as follows:

	Millions of euros
	Acquisition cost	Investment writedown provisions	Additional provision for negative net book value of the investment (seeNote 4.d)
Investments in Group companies
Terra Networks España, S.A.U.	94	(94)	(374)
Terra Intangibles, S.A.	19	(6)	-
Terra Business Travel, S.A.	1	-	-
Le Holding Corporation	48	(1)	-
Terra Networks, USA, Inc	8	(1)	-
CIERV, S.L.	10	(10)	-
CRTT, S.L.	12	(12)	(8)
Terra Lycos Holding, B.V	0	(0)	-
Terra Networks Asociadas, S.L.	61	(61)	(17)
Terra Networks Colombia Holding, S.A.	6	(6)	(1)
Terra Networks Latam ETVE, S.L	541	(450)	-
Total Group companies	800	(641)	(400)
Investments in associated companies
Uno-e Bank, S.A.	190	(41)	-
Total associated companies	190	(41)	-

  The effect of the inclusion of the investments of Terra Networks, S.A. described above, combined with the retirement of the investment in Terra Networks, S.A held by Telefónica S.A. at December 31, 2004, which was recognized at a gross value of 2,898 million euros (less investment writedown provisions of 1,588 million euros), is shown in the "Merger with Terra Networks, S.A." column of the tables of changes in long-term investments and investment writedown provisions.

7.5     Impact on long-term investments of the dissolution of Terra Networks Latam (2005).

  As indicated in Note 1, the agreement for the dissolution without liquidation of Terra Networks Latam ETVE, S.L, by transfer of all its assets and liabilities to Telefónica, S.A., which via the above merger became owner of all the shares comprising its share capital, was executed on June 9, 2005. The detail of the amounts transferred from Terra Networks Latam ETVE, S.L. to "Investments in Group companies" and "Investment writedown provisions" was as follows:

	Millions of euros
	Acquisition cost	Investment writedown provisions	Additional provision for negative net book value of the investment (seeNote 4.d)
Telefónica Interactiva Brasil, Ltda.	360	(260)	-
T. N. Brasil, S.A.	175	(175)	-
T.N. México Holding, S.A. de C.V.	357	(357)	(30)
T.N. Chile Holding Limitada, S.A.	95	(70)	-
T.N. Perú, S.A.	53	(51)	-
T.N. Argentina, S.A.	51	(51)	(0)
T.N. Colombia Holding, S.A.	40	(40)	(1)
T.N. Servicos de Acceso a Internet e Trading, Lda	0	(0)	-
T.N. Venezuela, S.A.	21	(21)	(2)
T.N. Maroc, S.A.R.L.	0	(0)	-
T.N. Guatemala, S.A.	17	(17)	(0)
TOTAL	1,169	(1,042)	(33)

  The impact of the inclusion of the investments of Terra Networks Latam ETVE, S.L. described above, combined with the retirement of the investment in Terra Networks Latam ETVE, S.L. held by Telefónica S.A. on the date of its dissolution which was recorded at a gross value of 541 million euros, (less investment writedown provisions of 430 million euros), is shown in the "Dissolution of Terra Networks Latam, S.L." column of the tables of changes in long-term investments and investment writedown provisions.

7.6     The detail of investments sold and acquired by Telefónica is as follows:

a) Acquisitions of equity investments and capital increases:

2006
Company	Millions of euros
Subsidiaries:
O2, Plc	24,888
Telefónica Móviles, S.A.	2,978
Others	73
Total subsidiaries:	27,939

On October 31, 2005, Telefónica, S.A. made a binding offer to acquire all the shares in the British company O2 plc. Once the process was completed, Telefónica owned 100% of O2’s share capital. The total acquisition cost was 26,154 million euros (17,887 million pounds), of which 1,266 million euros (859 million pounds) paid in 2005. The value of the investments acquired in 2005 was recorded under "Other investments" in the balance sheet at December 31, 2005, until the merger took effect in January 2006. It was then restated to "Investments in Group companies" and recorded under "Transfers" in the table of movements.

Under the terms of the merger agreement between Telefónica, S.A. and Telefónica Móviles S.A. (see Note 1), in the context of the merger and as a reorganization of its investment Telefónica received 927,917,620 shares in Telefónica Móviles, representing 21.43% of its share capital, which formerly belonged to Telefónica Internacional, S.A. (a wholly-owned subsidiary of Telefónica). This intragroup transfer meant that Telefónica S.A.’s investment in Telefónica Móviles S.A. was now directly wholly-owned, thereby avoiding creating any indirect treasury stock holdings as a result of the merger.

The shares transferred were priced at 8.653 euros per share, the average trading price of Telefónica Móviles from its offering date until the subscription date of the merger agreement. The acquisition cost of these shares, after deducting the margin on the transaction generated and paid by Telefónica Internacional S.A., was 2,956 million euros.

Another 2 million Telefónica Móviles S.A. shares were acquired for a total of 22 million euros. Following these acquisitions, the percentage investment in Telefónica Móviles S.A. before the share exchange was 92.5% (see Note 7.3).

2005
Company	Millions of euros
Subsidiaries:
Telefonica O2 Czech Republic, a.s.	3,663
Others	5
Total subsidiaries:	3,668

Other investments
O2 Plc	1,266
Total other investments	1,266

On June 10, 2005 the European Commission approved Telefónica’s bid to acquire Czech telecoms operator Cesky Telecom a.s. (now Telefónica O2 Czech Republic, a.s.) via the acquisition of 51.1% of its share capital. The transaction was completed on June 16 at a price of 502 Czech crowns per share. As part of the takeover process, Telefónica launched a tender offer to buy out the 48.9% of Cesky Telecom held by minority shareholders. The offer closed on September 19, with Telefónica acquiring 58,985,703 shares at a price of 456 crowns per share. In total, Telefónica paid 3,663 million euros in exchange for its interest in the Czech operator. After these acquisitions, Telefónica owns 69.41% of the company.

"Other investments" at December 31, 2005, includes the acquisition of O2, plc shares on the London Stock Exchange, after Telefónica's announcement of its takeover bid for 100% of the company. At December 31, 2005, Telefónica owned 435,606,107 shares in O2 plc, equivalent to approximately 4.97% of its share capital. The company paid 1,266 million euros in 2005 for these shares.

b)      Disposals of investments

2006
Millions of euros
Company	Gross book value
Subsidiaries
Telefónica Publicidad e Información, S.A.	4
Others	1
Total subsidiaries	5
Associated companies
Sogecable, S.A.	12
Uno-e Bank, S.A.	190
Total associated companies	202

In April 2006, Telefónica, S.A. agreed to a takeover bid for its investment in Telefónica Publicidad e Información, S.A. by British telephone directories company Yell Group plc. In July 2006, Telefónica S.A. accepted the takeover bid presented by Yell at a price of 8.5 euros per share, tendering 216,269,764 shares representing its 59.905% stake in the company’s share capital. The transaction generated a gain of 1,834 million euros which was recorded under "Gains on disposal of fixed assets " (see Note 16.6).

In March 2006, Telefónica S.A. sold 590,656 shares in Sogecable S.A. for 22 million euros. The transaction generated a gain of 10 million euros which was recorded under "Gains on disposal of fixed assets" (see Note 16.6). Telefónica S.A.’s investment in Sogecable, S.A. at the end of the year was 1.13%.

Also, under the agreement signed January 10, 2003, between Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) and Terra Networks, S.A. (now Telefónica, S.A.), which created a liquidity mechanism (put options) on the shares owned by Terra Networks, S.A. in Uno-e Bank, S.A., Telefónica S.A. sold its investment in Uno-e Bank to BBVA at the option strike price stated in the agreement. This transaction had no impact on the income statement for the year.

2005
Millions of euros
Company	Gross book value
Subsidiaries
Terra Group companies in Latin America	1,183
Other companies	16
Total subsidiaries	1,199

In line with the strategy for business management pursued by the Company in recent years, following the dissolution of Terra Networks Latam ETVE, S.L., Telefónica, S.A. sold the companies that the Terra Group formerly operated in Latin America to its subsidiary Telefónica Internacional, S.A. The companies were sold at the values established at the merger with Terra Networks, S.A. and the dissolution of Terra Networks Latam ETVE, S.L., generating a total gain for Telefónica, S.A. of 46 million euros and losses of 3 million euros, respectively (see Notes 16.6 and 16.7).

c)       Other transactions

2006

On July 3, 2006, Telefónica de España S.A.U. and Terra Networks España S.A.U., both wholly owned subsidiaries of Telefónica S.A., merged. The transaction involved the merger and takeover of Terra Networks España S.A.U. by Telefónica de España S.A.U. As a result, Terra Networks España S.A.U. was dissolved without liquidation, and Telefónica de España, S.A.U. assume all its rights and obligations. The gross acquisition cost of Terra Networks España, S.A.U. was 94 million euros, which was fully provisioned.

In 2006, there was a restructuring of the Company’s wireless investments in Argentina. This culminated in the final quarter of 2006 with the Compañía de Radiocomunicaciones Móviles S.A. and Telefónica Móviles Argentina S.A. merger. Telefónica Móviles Argentina S.A. took over Compañía de Radiocomunicaciones Móviles S.A.’s operations once the Argentine securities exchange commission (Comisión Nacional de Valores de Argentina) lifted the merger conditions it had imposed on October 31, 2006. The merger effective from January 1, 2006.

Also completed was the merger between Telefónica Móviles Inversora, S.A. and Telefónica Móviles Argentina Holding, S.A., with effective from January 1, 2006. This corporate restructuring left Telefónica with direct ownership of 15.4% of Telefónica Móviles Argentina, S.A., along with its 100% investment in the Telefónica Móviles Argentina Holding, S.A. holding company, which owns the remaining 84.6%.

2005

On April 19, 2005 Telefónica Wholesale Services, S.L. (TIWS), a Spanish subsidiary of Telefónica Datacorp, S.A., held a 213 million euro rights offering that was fully subscribed by Telefónica, S.A and paid for via the non-monetary contribution of Uruguayan company International Wholesale Services America, S.A. The gross book value of this investment was 499 million euros and the investment writedown provision was 286 million euros. Telefónica’s direct ownership interest in TIWS’s share capital after the transaction was 92.513%.

d)       Transactions protected for tax purposes.

Transactions carried out in 2006 and 2005 that are considered protected for tax purposes, as defined in Articles 83 and 94, of Chapter VII of Title VII of Legislative Royal Decree 4/2004 of March 5 approving the Revised Spanish Corporate Income Tax Law, are detailed in the following paragraphs. Transactions prior to 2005 were duly disclosed in prior years’ financial statements.

2006

On July 29, 2006, the merger of Telefónica Móviles S.A into Telefónica S.A., which held 100% of the outstanding shares, was registered in the Mercantile Registry. As a result of this merger the surviving company Telefónica S.A. acquired by universal succession all the rights and obligations of Telefónica Móviles S.A.

On July 7, 2006, the merger and takeover of Terra Networks España S.A. by Telefónica de España S.A. was registered in the Mercantile Registry, with Telefónica de España S.A. retaining by universal succession all the rights and obligations of Terra Networks España S.A.

On June 15, 2006, Telefónica Móviles, S.A. contributed 97.97% of Peruvian company Telefónica Móviles Perú Holding S.A. to the Dutch company Latin American Cellular Holdings B.V. a wholly owned subsidiary of Telefónica Móviles S.A. The transaction was conducted through a share exchange.

Finally, on May 31, 2006, Telefónica Móviles, S.A. contributed 91.54% of Venezuelan company Telcel C.A. to the Dutch company Latin American Cellular Holdings B.V., a wholly owned subsidiary of Telefónica Móviles S.A. The transaction was conducted through a share exchange.

The following transactions protected for tax purposes involving subsidiaries belonging to the tax group headed by Telefónica S.A also occurred in 2006:
  On September 22, the agreement for the takeover and merger of Telefónica Soluciones de Informática y Comunicaciones S.L. by Telefónica DataCorp S.A, its sole shareholder, was executed. As a result of this merger, the absorbing company Telefónica DataCorp. S.A. obtained all the rights and obligations of Telefónica Soluciones de Informática y Comunicaciones S.L. The merger was registered in the Mercantile Registry on November 28, 2006.

  On June 30, the takeover and merger of Telefónica Data España S.A. by Telefónica de España S.A. was registered in the Mercantile Registry, with Telefónica de España S.A. obtaining all the rights and obligations of Telefónica Data España S.A.

  On June 12, the takeover and merger of Sociedad General de Cablevisión Canarias S.A. by Telefónica Cable S.A. was registered in the Mercantile Registry, with Telefónica Cable S.A. taking over by universal succession all the rights and obligations of Sociedad General de Cablevisión Canarias S.A.

2005

In 2005, Terra Networks, S.A. was prepared into Telefónica, S.A. and consequently dissolved. The transaction included the block transfer of all Terra's assets and liabilities to Telefónica, S.A., which obtained all its rights and obligations.

The dissolution without liquidation of Terra Networks Latam ETVE, S.L, through the transfer of all its assets and liabilities to Telefónica, S.A. which, following the merger with Terra Networks, S.A., became sole owner of its share capital, was ratified by public deed on June 9, 2005.

7.7     The detail of loans to Group and associated companies is as follows:

	Millions of euros
	2006		2005
Company	Long-term	Short-term	Long-term	Short-term
Telefónica de España, S.A.U.	4,207	1,734	4,588	1,493
Telefónica Internacional, S.A.	346	1,619	1,087	2,260
Telefónica de Contenidos, S.A.U.	1,329	40	1,411	85
Telefónica International Wholesale Services America, S.A.	-	400	158	297
Terra Netwoks España, S.A.	-	-	397	13
Atento, N.V.	99	38	104	52
Telefónica Datacorp, S.A.U.	-	-	96	74
Telefónica Publicidad e Información, S.A.	-	-	88	15
Comunicapital Inversiones, S.A.U.	54	-	66	-
Lotca, Servicios Integrales, S.A.U.	65	5	46	4
Terra Netwoks Asociadas, S.L.	35	1	33	1
Telefónica B2B Licencing Inc.	11	-	12	-
Telefónica Internacional Wholesale Services, S.L.	60	-	-	86
Telefónica Data España, S.A.	-	-	-	33
Telefónica Móviles, S.A.	-	-	5,890	3,363
Telefónica Móviles España, S.A.U.	3,135	1,241	-	1,818
Telefónica Móviles México, S.A. de C.V.	2,445	452	-	-
Telefónica Móviles Argentina, S.A.	490	33	-	-
Inversiones Telefónica Móviles Holding Limitada	142	-	-	-
Telefónica Móviles El Salvador Holding, S.A. de C.V.	48	27	-	-
Latin America Cellular Holdings, B.V.	-	218	-	-
Panama Cellular Holdings, B.V.	-	40	-	-
Others	35	67	28	20
Total	12,501	5,915	14,004	9,614

As a consequence of the merger with Telefónica Móviles, S.A. (see Note 1), Telefónica S.A. has assumed all the loans granted to finance the wireless operators, including those to Telefónica Móviles España, S.A., Telefónica Móviles México, S.A. de C.V., Telefónica Móviles Argentina, S.A. and Latin America Cellular Holdings, B.V.

The main loans granted to Group companies are:
  Financing granted to Telefónica Móviles España, S.A.U. mainly comprises a long-term participating loan dated October 1, 2002, for 3,102 million euros, paying annual fixed interest plus a floating interest rate based on the performance of the company. The loan matures on December 22, 2009.

  Financing granted to Telefónica Móviles México, S.A. de C.V. comprises:

A 1,330 million euro loan, drawn down in full at December 31, 2006. The loan matures on December 31, 2011 and interest is linked to the 12M Euribor rate.

Several loans in Mexican pesos, wholly drawn down for a total of 8,518 million pesos (594 million euros). These loans mature between 2009 and 2011 and bear a fixed interest rate.

Two loans denominated in US dollars, totaling 685 million dollars (520 million euros). These loans mature in 2009 and interest is linked to the 12M Libor rate.
  Financing granted to Telefónica Móviles Argentina, S.A. mainly comprises a number of US dollar-denominated loans, maturing between 2008 and 2015 and bearing a fixed interest rate.

  Latin America Cellular Holdings, B.V. has a loan of 210 million euros, maturing June 30, 2007 and bearing interest rate linked to the Euribor rate.

  Financing granted to Telefónica de España, S.A.U. consists mainly of a loan dated January 4, 1999 resulting from the company’s spin-off from Telefónica on January 1, 1999, that bears interest at 6.80% and had an outstanding balance of 4,185 million euros at December 31, 2006, of which 3,488 million euros are long term and 697 million euros are short term.

Terra Networks, S.A. granted Terra Networks España, S.A. a 397 million euros loan, which was assumed by Telefónica, S.A. when the companies merged in 2005 (see Note 1). 2006 featured the takeover and merger of Terra Networks España S.A.U. by Telefónica de España S.A.U., both wholly owned direct subsidiaries of Telefónica S.A. As a result, Terra Networks España, S.A.U. was dissolved without liquidation, and Telefónica de España, S.A.U. took over all its rights and obligations. The loan matures on November 30, 2008 and bears interest linked to the Euribor rate.
  Loans granted to Telefónica Internacional, S.A. consist mainly of the following:

A subordinated long-term interest-free loan of 3,306 million euros, repayable in 12 equal quarterly installments from September 30, 2005 to June 30, 2008. At December 31, 2006, this loan had an outstanding balance of 1,038 million euros.

A multi-currency credit facility of 1,962 million US dollars, with 1,159 million dollars (880 million euros) outstanding at December 31, 2006. This facility matures April 15, 2007.
  The main loans granted to Telefónica de Contenidos, S.A.U. are as follows:

A 10-year participating loan of 1,142 million euros, which bears interest based on Telefónica de Contenidos, S.A.U.’s business performance.

A participating loan of 79 million euros maturing in 2015 to provide Telefónica de Contenidos, S.A.U. with funding to cover the financial charges linked to the participating loan detailed above.

A loan of 108 million euros to cover the disbursement of the subordinated loan taken out by Telefónica de Contenidos, S.A.U. and Sogecable, S.A. in 2003 for the merger of DTS, Distribuidora de Televisión Digital, S.A. (Vía Digital) into Sogecable, S.A.

  A participating loan of 536 million dollars (400 million euros) to Telefónica International Wholesale Services, S.A., of which 526 million dollars (400 million euros) was drawn down at December 31, 2006. This loan bears interest based on the company’s operating performance, with repayments from July 2004 to 2011.
  Financing granted to Atento, N.V. consists of the following:

A participating loan for 75 million euros, repayable in 2013. The loan bears interest based on Atento, N.V.’s operating profit. At December 31, 2006, this loan had an outstanding balance of 52 million euros.

Loan of 214 million euros to support Atento Holding’s ability to pay its liabilities to its subsidiaries, bearing interest at market rates and maturing in 2008. The balance outstanding at December 31, 2006 was 84 million euros.
  The Company has also extended loans in connection with the taxation of Telefónica, S.A. as the head of the tax Group pursuant to the consolidated tax regime applicable to corporate groups (see Note 14), mainly 1,317 million euros to Telefónica Móviles España, S.A. and 696 million euros to Telefónica de España, S.A.U.

"Loans to Group companies" at 31 December 2006 includes 542 million euro dividend pending collection from Telefónica Móviles España, S.A. It also includes accrued interest payable at December 31, 2006 of 583 million euros (199 million euros at December 31, 2005).

Transfers under "Loans to Group and associated companies" in the table of movements in investments relate mainly to short-term movements required to meet the repayment schedules of the loans listed above.

7.8     Other loans

  The main increase in this item during the year was the 46 million euros cost of the financial instrument arranged related to the Telefónica, S.A. share option plan (see Note 16.2.a).

7.9     Deposits and guarantees

  The main components are the 342 million euros of guarantees of IPSE 2000, S.p.A. at December 31, 2006. These deposits will decrease in line with the respective obligations they are guaranteeing.

7.10     Other short-term investments

This heading consists mainly of temporary cash surpluses placed in short-term investments. At December 31, 2006, it also included 111 million euros pending payment on the sale of the investment in Uno-e Bank (see Note 7.6.b).

(8)        DEFERRED CHARGES

The detail of this heading and the related amortization schedule at December 31, 2006 and 2005 is as follows:

	Maturity						Balance at	Balance at
	2007	2008	2009	2010	2011	Subsequent years	12/31/06	12/31/05

Interest on long-term promissory notes	20	8	7	8	1	-	44	38
Debt issuance costs	79	61	29	27	24	51	271	173
Other deferred charges	16	15	8	5	4	4	52	54
Total	115	84	44	40	29	55	367	265

(9)        SHAREHOLDERS' EQUITY

The detail of the movements in this heading in 2006 and 2005 was the following:
	Balance at 12/31/04	Appropriation of 2004 profit	Distribution of dividends	Other movements	Balance at 12/31/05	Appropriation of 2005 profit	Distribution of dividends	Other movements	Balance at 12/31/06

Share capital	4,956	-	-	(35)	4,921	-	-	-	4,921
Share premium	5,288	-	(1,296)	(2,321)	1,671	-	-	918	2,589
Revaluation reserves	1,369	-	-	-	1,369	-	-	-	1,369
Legal reserve	790	130	-	-	920	64		-	984
Voluntary reserves	-	88	-	(88)	-	521		(521)	-
Reserve for treasury stock	690	-	-	(342)	348	-	-	(87)	261
Other restricted reserves	6	-	-	-	6	-	-	-	6
Profit (loss) for the year	1,301	(1,301)	-	1,754	1,754	(1,754)	-	8,284	8,284
Interim dividend	-	-	-	-	-	-	(1,458)	,	(1,458)

Total	14,400	(1,083)	(1,296)	(1,032)	10,989	(1,169)	(1,458)	8,594	16,956

a)       Share capital

At December 31, 2006, Telefónica, S.A.’s share capital totaled 4,921,130,397 euros and consisted of 4,921,130,397 fully paid common shares of a single series with a par value of one euro, all recorded by the book-entry system and traded on the Spanish computerized trading system ("Continuous Market") (in the Ibex 35 Index), on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York, London, Paris, Frankfurt, Tokyo, Buenos Aires, Sao Paulo and Lima Stock Exchanges.

At the Shareholders’ meeting of Telefónica S.A. on June 21, 2006, the Board of Directors was authorized under Article 153.1.b) of the Spanish Corporation Law, to increase the Company’s capital by up to 2,460 million euros, equivalent to half the Company’s current capital stock, one or several times within a maximum of five years of that date, with no need for further meetings or authorization, where the Board considered it in the Company’s interests, by issuing for this purpose the corresponding new common shares or shares of any other type permitted by law, at a fixed or variable premium and, in all cases, paid in cash with the possibility explicitly allowed of partial subscription for shares issued in accordance with Article 161.1 of the Corporation Law. The Board was also authorized to fully or partly disapply pre-emptive subscriptions rights under Article 159.2 of the Corporation Law and associated provisions.

In addition, at the Shareholders’ Meeting of April 11, 2003, the Board of Directors was granted powers to issue fixed-income securities one or several times within a maximum period of five years from the date of adoption of the related resolution. The fixed-income securities may be debentures, bonds, promissory notes or any other kind of fixed-income security, plain or, in the case of debentures and bonds, exchangeable for shares of the Company or of any of the group companies and/or convertible into shares of the Company. As of December 31, 2006, the Board of Directors had not exercised these powers, except to approve three programs to issue corporate promissory notes for 2004 to 2006 inclusive.

On June 21, 2006, shareholders voted to authorize the derivative acquisition by the Board of Directors of treasury stock, for a consideration, up to the limits and pursuant to the terms and conditions established at the Shareholders’ Meeting, within a maximum period of 18 months from that date. However, it specified that in no circumstances could the par value of the shares acquired, added to that of the treasury stock already held by Telefónica, S.A. and by any of its controlled subsidiaries, exceed 5% of Telefónica’s share capital.

At December 31, 2006 and 2005, Telefónica S.A. held the following shares of treasury stock:

	Number of shares	Euros per share		Market Value	%
		Acquisition price	Market price
Treasury stock at 12/31/06	75,632,559	14.04	16.12	1,219	1.53689%
Treasury stock at 12/31/05	136,647,061	13.00	12.71	1,737	2.77674%

In 2006, the Company paid 2,888 million euros to acquire 214,494,091 of its own shares and sold 31,113,135 for 469 million euros. As a result, the Company recorded extraordinary income of 48 million euros and an extraordinary charge of 1 million euros (see Notes 16.6 and 16.7).

In addition, the Company used 244,344,012 shares of treasury stock at an acquisition cost of 3,179 million euros, to cover the share exchange for Telefónica Móviles, S.A. (see Notes 1 and 7.3), and 48,396 shares to cover the option plan following the absorption of the Terra Lycos Inc share option plans (see Note 16.2). Finally, 3,050 shares of treasury stock were allocated to the share option plan established for Endemol Group employees (see Note 18.c).

The balance sheets at December 31, 2006 and 2005 include the cost of acquiring own shares (1,062 million euros and 1,776 million euros, respectively) net of provisions of 801 million euros and 1,427 million euros, respectively, recorded in accordance with current accounting regulations (see Note 4.f), against extraordinary results for the differences between the acquisition cost exceeds market price and against "Unrestricted reserves" for the difference between the market price and the underlying book value. In 2006, the 38 million euro provision charged against extraordinary income the previous year was reversed (see Note 16.6). As to the provision charged to unrestricted reserves, the changes in 2006 and 2005 were two credits of 590 and 372 million euros, respectively.

The Company has set up the corresponding restricted reserve in the amount of the underlying book value of the shares comprising treasury stock.

Changes in subscribed capital and share premium in 2006

The detail of the movements in these headings in 2006 was as follows:
		Millions of euros
	Number of Shares	Subscribed capital	Share premium
Balance at 12/31/05	4,921,130,397	4,921	1,671
Restricted reserve for treasury stock	-	-	87
Valuation of treasury stock	-	-	1,111
Reserve for merger with Telefónica Móviles, S.A.	-	-	(280)
Balance at 12/31/06	4,921,130,397	4,921	2,589

As mentioned in Note 1, the proposed merger and takeover of Telefónica Móviles, S.A. by Telefónica, S.A. was approved at the companies’ Shareholders’ Meetings held on June 20 and 21, 2006, respectively. The merger was registered in the Madrid Mercantile Register on July 29, 2006, effective retrospectively, for financial purposes, from January 1, 2006. The effect of the merger on Telefónica, S.A.’s shareholders’ equity was a 280 million euros decrease in "Share premium."

Changes in subscribed capital and share premium in 2005

The detail of the movements in these headings in 2005 was as follows:
		Millions of euros
	Number of Shares	Subscribed capital	Share premium
Balance at 12/31/04	4,955,891,361	4,956	5,288
Capital decrease	(34,760,964)	(35)	(123)
Cash dividend charged against share premium	-	-	(1,296)
Distribution of treasury stock			(2,571)
Restricted reserve for treasury stock	-	-	342
Valuation of treasury stock	-	-	460
Reserve for merger with Terra Networks, S.A.			(429)
Balance at 12/31/05	4,921,130,397	4,921	1,671

The deed ratifying the capital reduction through which the Company’s Board of Directors implemented the resolution adopted by shareholders at the meeting held on May 31, 2005, was executed on June 6, 2005. Share capital was reduced via the cancellation of shares of treasury stock previously acquired by the Company pursuant to the authorization granted at the relevant Shareholders’ Meeting. As a result, 34,760,964 Telefónica S.A. shares of treasury stock were cancelled and the Company’s share capital was reduced by a par value of 34,760,964 euros; Article 5 of the bylaws relating to the value of share capital, which as of this date was set at 4,921,130,397 euros, was amended accordingly. Likewise, to render null and void the right of opposition provided for in Article 166 of the same Law, it was likewise decided, as permitted by Article 167.3 of the Spanish Corporation Law, to record a reserve for cancelled share capital for an amount equal to the par value of the cancelled shares, which can only be used if the same requirements as those applicable to the reduction of share capital are met. The cancelled shares were delisted on June 9, 2005.

In addition, on May 31, 2005, shareholders voted in favor of a distribution of capital, at a gross 0.27 per share for each of the Company's outstanding shares eligible at the payment date, charged against the "Share premium reserve." The payment was made on November 11, 2005, and the total amount was 1,296 million euros.

At the same meeting shareholders voted to distribute shares of treasury stock from the share premium reserve to Telefónica S.A. shareholders in the proportion of one share for every twenty-five held. The shares were distributed on June 28, 2005 and entailed a charge against "Share premium" of 2,571 million euros. The Company also recognized 286 million euros in extraordinary income corresponding to the amount by which the market value of the treasury stock distributed to shareholders exceeded the acquisition cost (see Note 16.6).

As mentioned in Note 1, the proposed merger and takeover of Terra Networks, S.A. by Telefónica, S.A. was approved at the General Shareholders’ Meetings of Telefónica, S.A. and Terra Networks, S.A. held on May 31, 2005 and June 2, 2005 respectively. The merger deed was registered in the Madrid Mercantile Register on July 16, 2005, effective retrospectively, for financial purposes, from January 1, 2005. The effect of the merger on Telefónica, S.A.’s shareholders’ equity was a 429 million euros decrease in the Share premium.

b)       Legal reserve

At December 31, 2006, the legal reserve was 20% of the share capital.

According to the revised text of the Spanish Corporation Law, companies must transfer 10% of profits for the year to a legal reserve until this reserve reaches the equivalent to at least 20% of share capital. The legal reserve can be used to increase capital by the amount exceeding 10% of the increased share capital. Except for this purpose, until the legal reserve exceeds the limit of 20% of capital, it can only be used to offset losses, if there are no other reserves available.

c)       Revaluation reserves

The balance of "Revaluation reserves" arose as a result of revaluations made from 1946 to 1987 and of the revaluation carried out pursuant to Royal Decree-Law 7/1996, of June 7. No changes in these reserves were recorded in 2006 and 2005.

The balance of the revaluation reserve may be used, without incurring taxes, to offset any losses from future years or to increase capital. From January 1, 2007, the reserve may also be transferred to unrestricted reserves, provided that the capital gain is recorded. This capital gain will be considered realized for the amount of depreciation recorded or when the revalued assets have either been sold or eliminated from the accounting records.

d)      Dividends

At its meeting of September 27, 2004, Telefónica, S.A.’s Board of Directors resolved to pay an interim dividend against 2006 profit of a gross 0.23 euros per share for each of the Company's outstanding shares carrying dividend rights. This dividend was paid on May 13, 2005, and the total amount paid was 1,083 million euros.

At its meeting of September 27, 2005, Telefónica, S.A.’s Board of Directors resolved to pay an interim dividend against 2006 profit of a gross 0.25 euros per share for each of the Company's outstanding shares carrying dividend rights. This dividend was paid on May 12, 2006, and the total amount paid was 1,169 million euros.

At its meeting of September 27, 2006, Telefónica, S.A.’s Board of Directors resolved to pay an interim dividend against 2006 profit of a gross 0.30 euros per share for each of the Company's outstanding shares carrying dividend rights. This dividend was paid on November 10, 2006, and the total amount paid was 1,458 million euros.

In addition, at its meeting held on February 28, 2007, the Company’s Board of Directors agreed to propose to shares the payment of a final dividend against 2006 profit of a gross 0.30 euros per share for each of the Company’s outstanding shares carrying dividend rights, for a maximum total amount of 1,476 million euros (see Note 3).

e)       Legislation regulating the sale of holdings

In response to the ruling handed down by the European Court of Justice on May 13, 2003, Law 62/2003, December 30, on Tax, Administrative, Labor and Social Security Measures amended the administrative authorization system set out in Law 5/1995, March 23, on the legal regime applicable to the disposal of public shareholdings in certain companies, to which certain corporate transactions and agreements of Telefónica S.A., Telefónica Móviles S.A., Telefónica Móviles España, S.A.U. and Telefónica de España, S.A.U. are subject pursuant to Royal Decree 8/1997, of January 10.

The reform introduced a new model for administrative involvement, replacing the system of prior authorization with that of subsequent notification.

Finally, the enactment of Law 13/2006, of May 26, did away with the framework for the disposal of publicly-owned holdings in certain companies. The Law put an end to the system of public controls which until now had been applied to the transactions covered by Law 5/1995, of March 23. It also brought forward the end of this system, which in Telefónica’s case was scheduled to finish on February 18, 2007.

(10)       DEBENTURES, BONDS AND OTHER MARKETABLE SECURITIES

10.1   The detail of the movement in this head at December 31, 2006 and 2005 was the following:
	Millions of euros
	Non-convertible debentures and bonds	Other marketable debt securities	Total
Balance at 12/31/04	2,623	1,057	3,680
New issues	-	1,956	1,956
Redemptions	(896)	(1,697)	(2,593)
Adjustments and other movements	101	18	119
Balance at 12/31/05	1,828	1,334	3,162
New issues	-	2,885	2,885
Redemptions	-	(2,188)	(2,188)
Adjustments and other movements	4	5	9
Balance at 12/31/06	1,832	2,036	3,868
Maturity
Long-term	1,332	495	1,827
Short-term	500	1,541	2,041
Accrued interest pending maturity	52	5	57

10.2   The detail and main features of debentures and bonds outstanding at December 31, 2006 are as follows:

		Maturity
Debentures and bonds	Type of interest rate	% interest rate	2007	2008	2009	2010	2011	Subsequent years	TOTAL

DEBENTURES
FEBRUARY 1990 SERIES C	FIXED	12.6000	-	-	-	3	-		3
FEBRUARY 1990 SERIES F	ZERO COUPON	12.5793	-	-	-	10	-		10
APRIL 99	FIXED	4.5000	-	-	500	-	-		500
JUNE 99	FLOATING	4.1510	-	-	300	-	-		300
JULY 99	ZERO COUPON	6.3700	-	-	-	-	-	48	48
MARCH 00	FLOATING	4.640 (*)	-	-	-	-	-	50	50
APRIL 00	FIXED	5.6250	500	-	-	-	-	-	500

BONDS
MARCH 98	FIXED	4.8414	-	421	-		-	-	421

Total issues			500	421	800	13	-	98	1,832

(*) The applicable interest rate (floating, set annually) is the sterling 10-year swap rate multiplied by 1.0225.

10.3   Zero-coupon debentures and bonds are recognized in the balance sheet at their issue value plus the related accrued interest.

The detail of the maturities and redemption values of these debentures and bonds is as follows:

Issue	Redemption date	Redemption rate	Current value	Redemption value
DEBENTURES
FEBRUARY 1990 SERIES F	26-02-2010	1,069.470%	10	15
JULY 99	21-07-2029	637.639%	48	191
Total			58	206

10.4   At December 31, 2006, Telefónica, S.A. has a promissory note program for issuances of up to 2,000 million euros. The outstanding balance at year end was 1,642 million euros.

With respect to the transaction with La Estrella, S.A. de Seguros consisting of the issuance of bearer promissory notes, on February 15, 2001 Telefónica, S.A. issued 74 bearer promissory notes with a face value of 126 million euros and final maturity in February 2011. The total principal outstanding at year end was 86 million euros.

In 2006, the Company acquired shares in O2 plc (see Note 7) payment for which was deferred through the arrangement of a 207 million pound (308 million euro) loan program. This program, enacted under UK law, gives the seller of the shares rights to of a security that pays semi-annual interest and the option to collect the principal on demand at the interest payment dates (June 30 and December 31) until December 31, 2010 when the program ends.

10.5   The average interest rate in 2006 on debentures and bonds outstanding during the year was 4.83% (7.23% in 2005), and the average interest rate on corporate promissory notes was 3.50% (2.35% in 2005).

(11)        PAYABLE TO CREDIT INSTITUTIONS

11.1   The balances of this heading at December 31, 2006 and 2005 was the following:

	Average interest		Millions of euros
	rate		2006			2005
Item	2006	2005	Short-term	Long-term	Total	Short-term	Long-term	Total
Loans and credits	3.27	2.47	188	9,736	9,924	3,039	8,764	11,803
Foreign-currency	5.45
loans and credits		3.80	57	1,019	1,076	92	1,101	1,193
Total			245	10,755	11,000	3,131	9,865	12,996

11.2   These detail of maturities is as follows:

	Maturity
Item	2007	2008	2009	2010	2011	Subsequent years	Balance at 12/31/06

Loans and credits	188	102	1,841	826	6,046	921	9,924
Foreign-currency loans and credits	57	57	932	30	-	-	1.076
Total	245	159	2,773	856	6,046	921	11,000

11.3   On April 21, 2006, Telefónica S.A. arranged a 700 million euro syndicated loan, denominated in euros and bearing interest linked tothe Euribor rate. This loan was fully drawn down at December 31, 2006, and will be repaid in three installments on April 2015, 2016 and 2017, respectively.

On February 20, 2006, the Company repaid 556 million euros on the last installment of the syndicated loan. Banco Santander Central Hispano acted as agent bank. This loan had been taken out in 1999 with a number of financial institutions for a total of 1,200 million euros.

On June 28, 2005 Telefónica, S.A. arranged a syndicated loan with 40 national and international financial institutions for 6,000 million euros, maturing on June 28, 2011. The loan is denominated in euros and can be drawn either in this currency or in US dollars, sterling, yen, Swiss francs or any other currency subject to prior agreement by the banking institutions. At the end of the year, the entire amount had been drawn down in various stages.

On July 6, 2004, Telefónica arranged a 3,000 million euro syndicated loan with several Spanish and foreign banks. This loan matures in five years (July 6, 2009) and bears interest of Euribor/Libor plus a spread based on the Company’s credit rating. At December 31, 2005, Telefónica had draw down 1,800 million euros and 1,152 million dollars. No additional money was drawn down in 2006.

On November 26, 2004, Telefónica, S.A. and several branches of ABN Amro Bank N.V. agreed a credit facility, secured by the export credit agencies of Finland ("Finnvera") and Sweden ("EKN"), bearing fixed interest of 3.26% and with final maturity on November 15, 2010. This financing is to cover up to 85% of the purchases of network equipment to be made by Telefónica Móviles Group companies from Ericsson and Nokia. In 2006 a total of 153 million dollars was drawn down, leaving a total sum available at December 31, 2006, of 266 million dollars.

11.4   Unused credit facilities

The "Loans and credit" balances relate only to amounts drawn down.

At December 31, 2006, Telefónica had undrawn credit facilities amounting to 6,507 million euros.

(12)       PAYABLE TO GROUP ANS ASSOCIATED COMPANIES

12.1   The detail of this heading at December 31, 2006 and 2005 is as follows:

	Millions of euros
	2006			2005
	Long-term	Short-term	Total	Long-term	Short-term	Total
Loans	35,427	10,861	46,288	9,168	9,599	18,767
Accounts payable to Group companies for purchases and services	-	91	91	-	82	82
Accounts payable to subsidiaries due to taxation on consolidated basis	891	964	1,855	2,454	1,297	3,751
Total	36,318	11,916	48,234	11,622	10,978	22,600

Telefónica financed the acquisition of O2 plc (see Note 7) principally through various financial transactions by Telefónica Europe, B.V. and Telefónica Emisiones, S.A.U.

On October 31, 2005, Telefónica Europe, B.V. arranged a 18,500 million pound syndicated loan, underwritten by Telefónica S.A. (see Note 18.a). In December 2006, an agreement was reached to reduce this loan to 7,000 million pounds (10,424 million euros), to extend the maturity from 2008 to 2013 and to place the financial and documentary terms on the same basis as those applying to existing Telefónica loans.

Total financing raised by Telefónica S.A. through Telefónica Europe, B.V. at December 31, 2006 amounted to 18,885 million euros (compared with 9,982 million euros at December 31, 2005). This financing is arranged by these companies through a number of loans, paying market rates of interest calculated on a Euribor plus spread basis. The average interest rate in 2006 was 4.80% (5.95% in 2005).

Under the European medium term note (EMTN) issue program of Telefónica Emisiones, S.A.U., guaranteed by Telefónica, S.A., arranged on July 8, 2005 and renewed on July 5, 2006, for up to 15,000 million euros, a total of 6,050 million euros and 1,750 million pounds of notes issued in 2006. Also, in April, 2006, Telefónica Emisiones, S.A.U. arranged another program to issue debt in the US market, again underwritten by Telefónica, S.A. (see Note 18.a). Under this program a total of 5,250 million dollars of bonds were issued at maturities of 3, 5, 10 and 30 years.

Total financing raised by Telefónica S.A. through Telefónica Europe, S.A.U. at December 31, 2006 amounted to 12,642 million euros. This financing is arranged as loans from these companies on the same terms as those of the issuance programs. The average interest rate in 2006 was 5.09%.

The financing arranged includes, as an related cost, the fees or premiums charged to the income statement for the period corresponding to the financing (see Note 8).

In addition, Telefónica, S.A. raised 9,807 million euros (7,531 million euros at December 31, 2005) of financing from Telefónica Finanzas, S.A. in a series of loans earning market interest rates.

There were also loans to Telefónica Móviles España, S.A.U. (from the merger with Telefónica Móviles, S.A.), for 3,402 million euros, and Telefónica de España, S.A.U. for 1,042 million euros (1,042 million euros at December 31, 2005).

"Loans to Group companies" includes accrued and unpaid interest at December 31, 2006 amounting to 475 million euros (199 million euros at December 31, 2005).

12.2   The detail of the short-term accounts payable to Group companies for purchases and services is as follows:

	Millions of euros
	2006	2005
Telefónica de España, S.A.U.	1	11
Telefónica de Contenidos, S.A.U.	11	10
Telefónica Móviles España, S.A.U.	6	2
Telefónica Móviles Argentina Holding, S.A.	11	8
Terra Lycos Intangibles, S.A.	14	13
Telefónica Investigación y Desarrollo, S.A.U.	11	3
Telefónica Gestión de Servicios Compartidos, S.A.U.	2	3
Telefónica Ingeniería de Seguridad, S.A.	8	-
Telefónica Internacional Wholesale Services, S.L.	5	2
Telefónica Soluciones de Informática y Comunicaciones, S.L.	5	3
Telefónica Móviles, S.A.	-	11
Terra Networks España, S.A.U.	-	7
Other	17	9
Total	91	82

12.3   The balance of "Accounts payable to subsidiaries due to taxation on a consolidated basis" was 1,855 million euros at December 31, 2006 (3,751 million euros at December 31, 2005). This basically includes accounts payable to Group companies for their contribution of tax losses to the tax group headed by Telefónica, S.A. (see Note 14). The Company classifies this balance as short- or long-term on the basis of the projected maturity of the payments.

The main amounts are those relating to Telefónica Internacional, S.A. (1,195 million euros), Telefónica Móviles España, S.A.U. (288 million euros), Telefónica de Contenidos, S.A.U. (201 million euros) and Telefónica Data Corp, S.A.U. (106 million euros).

(13)       DERIVATIVES

In 2006 the Company continued to use derivatives both to limit interest and exchange rate risks on otherwise unhedged positions and to adapt its debt structure to market conditions.

At December 31, 2006, the total outstanding balance of the derivatives portfolio was 68,078 million euros (39,350 million euros at December 31, 2005), of which 48,968 million euros related to interest rate risk and 19,110 million euros to exchange rate risk (17,912 million euros and 21,438 million euros, respectively, at December 31, 2005).

It should be noted that at December 31, 2006, Telefónica S.A. had arranged transactions with financial institutions to hedge interest and exchange rate risks for other Telefónica Group companies amounting to 1,287 million euros and 3,072 million euros, respectively (1,224 million euros and 6,884 million euros, respectively, at December 31, 2005). These external transactions are matched by parallel intra-group arrangements, with identical terms and maturities, and therefore involve no risk for Telefónica, S.A. External derivatives not backed by identical intra-group transactions consist of hedges on net investment and future acquisitions, that, by their nature, cannot be transferred to Group companies and/or transactions to hedge financing raised by Telefónica, S.A. as parent company of the Telefónica Group, which are transferred to Group subsidiaries in the form of financing rather than via derivative transactions.

Most of the derivatives transactions are assigned directly to individual asset or liability positions in the balance sheet. The Company also has a transaction portfolio aimed at hedging financial risks. For this type of transaction, the net financial gain obtained in 2006 was 8 million euros (net financial loss of 16 million euros in 2005).

The detail of the portfolio by type of derivative at December 31, 2006, was the following:

	Millions
	2006
Type of risk	Value in	Telefónica receives		Telefónica pays
	euros	Value	Currency	Value	Currency
Euro interest rate swaps	24,997
Fixed to floating	11,135	11,135	EUR	11,135	EUR
Floating to fixed	13,412	13,412	EUR	13,412	EUR
Floating to floating	450	450	EUR	450	EUR
Foreign currency interest rate swap	11,125
Fixed to floating	7,503
GBP/GBP	745	500	GBP	500	GBP
USD/USD	6,758	8,900	USD	8,900	USD
Floating to fixed	3,622
USD/USD	661	871	USD	871	USD
MXN/MXN	56	803	MXN	803	MXN
CZK/CZK	976	26,841	CZK	26,841	CZK
GBP/GBP	1,929	1,295	GBP	1,295	GBP
Exchange rate swaps	12,247
Fixed to fixed	2,822
USD/EUR	2,560	2,433	USD	2,560	EUR
EUR/CLP	262	243	EUR	183,405	CLP
Fixed to floating	241
EUR/CLP	17	16	EUR	12,217	CLP
USD/EUR	224	200	USD	224	EUR
Floating to fixed	1,234
EUR/BRL	102	103	EUR	288	BRL
EUR/MAD	90	90	EUR	1,000	MAD
USD/ARS	653	860	USD	2,634	ARS
USD/COP	263	330	USD	776,005	COP
USD/MXN	11	15	USD	153	MXN
USD/PEN	115	146	USD	483	PEN
Floating to floating	7,950
EUR/CLP	15	14	EUR	10,646	CLP
EUR/CZK	1,248	1,150	EUR	34,321	CZK
EUR/GBP	1,408	1,373	EUR	945	GBP
EUR/USD	540	587	EUR	711	USD
USD/EUR	4,664	5,830	USD	4,664	EUR
USD/MXN	75	105	USD	1,070	MXN
Forwards	6,335
EUR/USD	735	750	EUR	968	USD
USD/EUR	382	500	USD	382	EUR
EUR/CZK	601	589	EUR	16,522	CZK
EUR/GBP	1,689	1,676	EUR	1,134	GBP
GBP/EUR	1,975	1,333	GBP	1,975	EUR
USD/ARS	128	165	USD	516	ARS
ARS/USD	53	215	ARS	70	USD
USD/BRL	73	94	USD	206	BRL
BRL/USD	72	206	BRL	94	USD
USD/PEN	11	15	USD	48	PEN
PEN/USD	96	402	PEN	126	USD
USD/COP	93	119	USD	273,033	COP
USD/MXN	427	557	USD	6,114	MXN
Subtotal	54,704

Notional amounts of structured products with options	Euros	Notional
Interest rate options	12,846
Caps & Floors	12,767
External counterparties US DOLLAR	1,006	1,325	USD
EURO CURRENCY	11,239	11,239	EUR
GBP CURRENCY	522	350	GBP
Swaptions	79
EURO CURRENCY	79	79	EUR
Currency options	528
External counterparties USD/EUR	398	525	USD
USD/ARS	130	171	USD
Subtotal	13,374
TOTAL	68,078

The detail of the portfolio by type of derivative at December 31, 2005 is the following:

	Million
	2005
Type of risk	Value in	Telefónica receives		Telefónica pays
	euros	Value	Current	Value	Currency
Euro interest rate swaps	10,894
Fixed to floating	2,147	2,147	EUR	2,147	EUR
Floating to fixed	8,270	8,270	EUR	8,270	EUR
Floating to floating	477	477	EUR	477	EUR
Foreign currency interest rate swap	2,331
Fixed to floating	551
USD/USD	551	650	USD	650	USD
Floating to fixed	1,780
USD/USD	789	930	USD	930	USD
MXN/MXN	169	2,152	MXN	2,151	MXN
	822	23,848	CZK	23,848	CZK
Exchange rate swaps	7,659
Fixed to fixed	2,780
USD/EUR	2,477	2,327	USD	2,477	EUR
EUR/CLP	303	243	EUR	183,405	CLP
Fixed to floating	379
EUR/CLP	20	16	EUR	12,217	CLP
EUR/USD	31	31	EUR	37	USD
USD/EUR	328	309	USD	328	EUR
Floating to fixed	1,406
EUR/BRL	104	97	EUR	288	BRL
EUR/MAD	92	90	EUR	1,000	MAD
USD/ARS	379	467	USD	1,356	ARS
USD/CLP	239	248	USD	144,227	CLP
USD/COP	295	330	USD	794,053	COP
USD/MXN	14	17	USD	176	MXN
USD/PEN	283	346	USD	1,149	PEN
Floating to floating	3,094
EUR/USD	1,090	1,061	EUR	1,286	USD
USD/EUR	542	590	USD	542	EUR
EUR/CZK	1,183	1,150	EUR	34,321	CZK
EUR/CLP	18	14	EUR	10,646	CLP
USD/MXN	261	325	USD	3,316	MXN
Forwards	12,213
EUR/USD	586	552	EUR	691	USD
USD/EUR	31	38	USD	31	EUR
EUR/BRL	210	207	EUR	581	BRL
EUR/CLP	260	220	EUR	157,056	CLP
EUR/CZK	691	675	EUR	20,035	CZK
EUR/GBP	1,271	1,278	EUR	871	GBP
GBP/EUR	8,082	5,500	GBP	8,082	EUR
USD/ARS	224	270	USD	801	ARS
ARS/USD	93	322	ARS	110	USD
USD/CLP	102	120	USD	61,870	CLP
CLP/USD	102	61,745	CLP	120	USD
USD/MXN	561	660	USD	7,133	MXN
Subtotal	33,097

Notional amounts of structured products with options	Euros	Notional
Interest rate options	4,687
Caps & Floors	4,608
External counterparties US DOLLAR	1,123	1,325	USD
EURO CURRENCY	3,485	3,484	EUR
Swaptions	79
EURO CURRENCY	79	79	EUR
Currency options	1,566
External counterparties USD/EUR	839	990	USD
USD/ARS	571	674	USD
USD/MXN	156	183	USD
Subtotal	6,253
TOTAL	39,350

The detail, by average maturity, of hedging transactions carried out in 2006 and 2005 is the following:

	2006
		Up to	From 1 to	From 3 to	Over
Hedged underlying item	Amount	1 year	3 years	5 years	5 years
With underlying instrument
Promissory notes	-	-	-	-	-
Loans	21,357	8,413	1,985	8,345	2,614
In national currency	17,899	7,751	1,900	5,826	2,422
In foreign currencies	3,458	662	85	2,519	192
Debentures and MTN bonds	31,772	2,047	11,902	6,028	11,795
In national currency	11,288	2,047	3,393	5,235	613
In foreign currencies	20,484	-	8,509	793	11,182
Liabilities	14,949	7,869	1,271	4,219	1,590
Swaps	8,086	1,014	1,271	4,211	1,590
Currency options	528	528	-	-	-
Forward	6,335	6,327	-	8	-
Total	68,078	18,329	15,158	18,592	15,999

The debentures and bonds hedged related to those issued both by Telefónica, S.A. and by Telefónica Europe B.V.

	2005
		Up to	From 1 to	From 3 to	Over
Hedged underlying item	Amount	1 year	3 years	5 years	5 years
With underlying instrument
Promissory notes	-	-	-	-	-
Loans	11,296	1,291	2,130	2,381	5,494
In national currency	9,039	1,083	1,329	1,426	5,201
In foreign currencies	2,257	208	801	955	293
Debentures and MTN bonds	6,374	365	1,135	4,765	109
In national currency	2,475	338	1,135	893	109
In foreign currencies	3,899	27	-	3,872	-
Liabilities	21,680	15,708	1,786	2,594	1,592
Swaps	7,901	1,929	1,786	2,594	1,592
Currency options	1,566	1,566	-	-	-
Forward	12,213	12,213	-	-	-
Total	39,350	17,364	5,051	9,740	7,195

The fair value of Telefónica, S.A.’s derivatives portfolio at December 31, 2006, was equivalent to a liability of 923 million euros (966 million euros at December 31, 2005). The detail by type of derivatives is as follows:

	Millions of euros
	2006	2005
Interest rate hedge	(254)	(49)
Exchange rate hedge	958	853
Interest and exchange rate hedge	219	162
Total	923	966

(14)       TAX MATTERS

Pursuant to a Ministerial Order dated December 27, 1989, since 1990 Telefónica, S.A. has filed consolidated tax returns with certain Group companies. A total of 43 companies comprised the consolidated tax group in 2006.

On November 28, 2006, the Spanish Corporate Income Tax Law was amended to reduce the tax rate from the current 35% to 32.5% for all years ending on or after January 1, 2007 and to 30% for all years ending on or after January 1, 2008.

This amendment reduces the tax on Spanish companies’ profits, but also means less can be claimed back on tax losses carried forward from previous years on the consolidated balance sheet.

Based on estimates of the taxable profit and recovery of deferred tax assets and liabilities on the balance sheet, the company has quantified the impact of this change on the 2006 financial statements, recording a 58 million euro charge under "Corporate income tax."

14.1   Deferred tax assets and liabilities

The detail of movement in these headings at December 31, 2006 and 2005 was the following:

	Millions of euros
	Deferred tax assets	Inter-company deferred tax assets	Inter-company deferred tax liabilities
	Long-term	Long-term	Long-term
Balance at 12/31/04	86	32	47

Reversal	(35)	(32)	(4)
Arising in the year	4	-	-
Balance at 12/31/05	55	-	43
Reversal	(135)	-
Arising in the year	208	202	1
Merger with Telefónica Móviles, S.A.	459	-	1
Impact of change in corporate income tax rate	(47)	(29)	(6)
Balance at 12/31/06	540	173	39

Telefónica’s deferred tax assets relate mainly to accounting provisions recorded for investments in companies with negative underlying book values.

The other inter-company timing differences relate to the effects of consolidated taxation.

14.2   Taxes payable and tax receivables

The detail of these headings at December 31, 2006 and 2005 is as follows:

	Millions of euros
	Balance at	Balance at
	12/31/06	12/31/05
Taxes payable:
Long-term tax payables:	212	43
Deferred tax liabilities	212	43
Short-term tax payables:	27	26
Personal income tax withholdings	3	4
Withholding on investment income, VAT and other	23	21
Accrued social security taxes	1	1
Total	239	69

	Millions of euros
	Balance at	Balance at
	12/31/06	12/31/05
Tax receivables:
Long-term tax receivables: (Note 7)	3,166	3,256
Deferred tax assets	540	55
Tax loss carryforwards pending application	1,272	3,156
Tax credits and other (Note 14.3)	1,354	45
Short-term tax receivables:	63	61
Tax withholdings	12	15
Taxes recoverable and other	-	5
VAT and Canary Islands general indirect tax refundable	51	41
Total	3,229	3,317

At December 31, 2006 the tax group had tax loss carryforwards pending application amounting to 6,087 million euros. Of this total, 187 million euros were generated in 2003 and 5,900 million euros in 2002. These losses must be applied within 15 years. The balance at December 31, 2006 includes tax loss carryforwards amounting to 1,272 million euros corresponding to tax losses of 3,942 million euros that have yet to be offset.

Unused tax loss carryforwards relate mainly to a negative adjustment made to the taxable base for corporate income tax on Sociedades de Telefónica Móviles, S.A. (now Telefónica, S.A.) in 2002 as a result of the transfer of certain holdings acquired in previous years where the market value differed from the book value at which they were recognized.

14.3   Reconciliation of book profit to taxable income and calculation of corporate income tax charge and the net tax refundable.

The detail of the calculation of corporate income tax charge and the net tax refundable for 2006 and 2005 is as follows.

	Millions of euros
	2006	2005
Book profit before taxes	7,001	1,652
Permanent differences	(7,165)	(1,815)
Timing differences
Arising in the year	79	12
Arising in prior years	(386)	(36)
Tax base	(471)	(187)
Gross tax payable	(165)	(65)
Tax credits capitalized	(1,282)	(34)
Corporate income tax refundable	(1,447)	(99)
Timing differences	107	8
Corporate income tax accrued in Spain	(1,340)	(91)
Foreign taxes	10	5
Impact of change in tax rate	58	-
Adjustments to prior year’s corporate income tax expense	(11)	(16)
Corporate income tax	(1,283)	(102)

In 2006 the Company capitalized 1,282 million euros of tax credits. The deduction for reinvestment arising from the capital gain on the sale of the stake in Telefónica Publicidad e Información, S.A. (see Note 16.6) was 359 million euros, equivalent to 20% of the income subject to tax (1,793 million euros), from which the reversal was made in accordance with legislation on holdings acquired in 2005. The Company also capitalized 873 million euros of tax credits in respect of its export activities. The rest of the tax credits capitalized basically relate to double taxation.

The permanent differences relate mainly to investment writedown provisions recorded by the tax group companies included in the consolidated corporate income tax return to avoid duplication when tax assets have already been recorded by companies in their individual financial statements, in dividends received from tax group companies or foreign companies taxed at source and to non-deductible provisions.

Taxes incurred abroad relate mainly to corporate income tax owed by the Company’s permanent establishment in Argentina.

14.4   On September 25, 2002, tax audits commenced at several of the companies included in tax group 24/90 of which Telefónica, S.A. is the parent company. The taxes subject to review were corporate income tax (for the years 1998 to 2000), VAT, tax withholdings and payments on account in respect of personal income tax, tax on investment income, property tax and non-resident income tax (1998 to 2001). These tax audits finished in 2005. The Company expects that the Tax and Treasury Court will rule in favor of the appeals filed against the assessments,and therefore it does not anticipate the need to record any significant liabilities for this concept in its financial statements.

Additionally, on June 27, 2006, new tax audits commenced. The taxes subject to review are corporate income tax (for the years 2001 to 2004), VAT, tax withholdings and payments on account in respect of personal income tax, tax on investment income, property tax and non-resident income tax (2002 to 2004). The inspections are not yet complete, but it is considered unlikely that the current actions of the tax authorities will give rise to significant additional liabilities.

As a result of the tax inspection under way, all tax years subsequent to 2002 are subject to potential to inspection (except corporate income tax for 2001), as well as those for the last five years for all applicable taxes of its permanent establishment in Argentina. The Company does not expect that any additional material liabilities will arise from the years open to inspection.

Terra Networks, S.A. (now Telefónica, S.A.) recorded a 272 million euro tax credit in 2004 in relation to the sale of its investment in Lycos Inc.

In addition, the company has begun procedures to file a higher tax loss for 2004, of up to 7,418 million. It is arguing that for tax purposes the Lycos Inc. shares received should be valued at market value, rather than book value, in conformity with Article 159 of the Spanish Corporation Law. However, as the tax authorities have opposed such claims in other similar cases and the final decision remains uncertain, no booking has been made for this concept as of the date of preparation of these consolidated financial statements.

(15)     OTHER NON-TRADE PAYABLES

The balance of this heading relates mainly to compensation payable, to other payables relating to fixed asset purchases and to the amount payable for certified construction work on the Telefónica Group’s new headquarters. It also includes provisions for commitments assumed that are due to be settled within the next 12 months.

(16)      REVENUES AND EXPENSES

16.1    Operating revenue

The revenues from sales and services in 2006 and 2005 related to sales to Group companies and, principally, to the Company’s management contract with Telefónica de Argentina, S.A.

In November 1990 Telefónica and Telefónica Argentina, S.A. entered into a management agreement which regulates the consultancy and advisory services provided by Telefónica and the price of such services. Revenues received for this concept in 2006 and 2005 totaled 20 million euros and 29 million euros, respectively, and are recorded under "Net sales to Group companies" in the accompanying income statement.

Non-core and other current operating revenues – Group companies relates to revenues on centralized services that Telefónica, S.A., as head of the Group, provides to its subsidiaries. Telefónica, S.A. bears the full cost of these services and then charges each individual subsidiary for the applicable portion. The amount mainly includes billings to Telefónica Móviles España, S.A.U. for 38 million euros (33 million euros in 2005) and to Telefónica de España, S.A.U. for 37 million euros (28 million euros in 2005).

Operating revenues also include income from property leases (see Note 6) amounting to 9 million euros (7 million euros in 2005).

16.2   Personnel expenses and employee benefits

The detail of "Personnel expenses" is as follows:
Concept	2006	2005
Wages, salaries et al	126	87
Pension plans (Note 4.h)	50	3
Social security costs, et al	21	16
Total	197	106

Telefónica has reached an agreement with its staff to provide an Occupational Pension Plan pursuant to Legislative Royal Decree 1/2002, on November 29, approving the revised Pension Plans and Funds Law. The features of this Plan are as follows:
  Defined contribution of 4.51% of the participating employees’ base salary. The defined contributions of employees transferred to Telefónica from other Group companies with different defined contributions (e.g. 6.87% in the case of Telefónica de España) will be maintained.

  Mandatory contribution by participants of a minimum of 2.2% of their base salary.

  Individual and financial capitalization systems.

This fund was outsourced to Telefónica’s subsidiary, Fonditel Entidad Gestora de Fondos de Pensiones, S.A., which has added the pension fund assets to its Fonditel B fund.

At December 31, 2006 and 2005 respectively, 782 and 650 employees were members of the plan. The cost for the Company amounted to 2.70 million euros and 2.73 million euros in 2006 and 2005, respectively.

"Wages, salaries et al" in 2005 includes severance payments made to five executives who left the company that year, in accordance with their senior management contracts.

Senior management contracts signed with members of the Executive Committee generally provide for severance pay equivalent to three years’ annual salary plus another year based on years of service at the Company. The annual salary on which the indemnity is based is the director’s last fixed salary and the average amount of the last two variable payments received by contract.

In 2006, a Pension Plan for Senior Executives, wholly funded by the Company, was created and complements the previous plan and involves additional defined contributions at a certain percentage of the executive’s fixed remuneration, based on professional category, plus some extraordinary contributions depending on the circumstances of each executive, payable in accordance with the terms of the Plan.

Telefónica S.A. has recorded costs in respect of the contributions to this executive plan of 6 million euros in 2006 and 39 million euros for additional contributions in previous years. No provision was made for this plan as it has been externalized in external funds.

Compensation plans linked to the share price

a)      Telefónica S.A. share plan: "Performance Share Plan"

At the Shareholders’ Meeting of Telefónica S.A. on June 21, 2006, shareholders approved the introduction of a long-term incentive plan for managers and senior executives of Telefónica S.A. and other Telefónica Group companies. Under this plan, selected participants who met the qualifying requirements were given a certain number of Telefónica S.A. shares as a form of variable remuneration.

The Plan is initially intended to last for seven years. It is divided into five phases, each three years long, beginning on July 1 (the "Start Date") and ending on June 30 three years later (the "End Date"). At the start of each phase the number of shares to be awarded to Plan beneficiaries is determined based on their success in meeting targets set. The shares are delivered, assuming targets are met, at the End Date of each phase. Each phase is independent from the others. The first started on July 1, 2006 (with shares to be delivered, if targets are met, from July 1, 2009) and the fifth phase begins on July 1, 2010 (with any shares earned delivered from July 1, 2013).

Award of the shares is subject to a number of conditions:

  The beneficiary must continue to work for the company throughout the three years of the phase, subject to certain special conditions related to departures.
  The actual number of shares awarded at the end of each phase will depend on success in meeting targets and the maximum number of shares assigned to each executive. Success is measured by comparing the total shareholder return (TSR), which includes both share price and dividends offered by Telefónica shares, with the TSRs offered by a basket of listed telecoms companies that comprise the comparison group. Each employee who is a member of the plan is assigned at the start of each phase a maximum number of shares. The actual number of shares awarded at the end of the phase is calculated by multiplying this maximum number by a percentage reflecting their success at the date in question. This will be 100% if the TSR of Telefónica is equal to or better than that of the third quartile of the Comparison Group and 30% if Telefónica's TSR is in line with the average. The percentage rises linearly for all points between these two benchmarks. If the TSR is below average no shares are awarded.

The maximum number of shares assigned to Telefónica S.A. senior executives in 2006 was 1,275,552. The average life outstanding on these entitlements at December 31, 2006, was two and a half years.

When each phase matures, it is Telefónica S.A. that is responsible for delivering the appropriate number of shares, determined as described above, to all the senior managers of Telefónica Group taking part in the plan. The share of the costs attributable to other Group companies, which employ the executives in the plan, will be recovered from these companies.

The Company therefore, in 2006, recorded a 1.6 million euro provision charged against personnel expenses in respect of the period between the launch of the plan and year end.

To ensure the company has enough shares to meet its obligations at the end of the phase begun in 2006, Telefónica bought an instrument from a financial institution that will deliver to Telefónica, at the end of the phase, a number of shares determined using the same measure of success as the Plan, i.e. an instrument that mirrors the features of the plan. The cost of this instrument was 46 million euros (see Note 7.8), which in unit terms is 6.43 euros for each maximum number of shares. This value formed the basis for estimating the cost of the phase begun in July 2006.

b)     Terra Networks, S.A. (now Telefónica, S.A.) share option plan

The Terra Networks, S.A. share option plan was approved at the Shareholders’ Meeting on October 1, 1999 and implemented by Board of Directors’ resolutions adopted on October 18, 1999 and December 1, 1999.

The plan provides, through the exercise of the share options by their holders, for the ownership by the employees and executives of the Terra-Lycos Group companies of a portion of the capital of Terra Networks, S.A. up to a maximum of 14,000,000 shares.

As a result of the Telefónica S.A. and Terra Networks S.A. merger approved at the General Shareholders’ meeting held on May 31, 2005 and recorded in the Madrid Mercantile Register on July 16, 2005, Telefónica S.A. took over responsibility for Terra Networks S.A.’s outstanding share option plans.

Consequently, the options on Terra Networks, S.A. shares were automatically translated into options on Telefónica S.A. shares at the exchange ratio used in the merger.

The main features of the plan are as follows:

    Each option entitles the holder to acquire one share of Terra Networks, S.A. (now shares in Telefónica, S.A.) at a strike price established at the time the options are granted.
    The options are open for exercise within four to six years following the grant date.
    The exercise of the options is contingent upon the beneficiary remaining an employee of the Terra Group (now the Telefónica Group).
    At the exercise date, the options may be either equity settled in Telefónica S.A. shares, once the beneficiary has paid the option strike price, or cash settled.

At December 31, 2006, a total of 53,111 call options on Telefónica, S.A. shares had been assigned, with a weighted average strike price of 22.70 euros.

The detail of the movements in 2006 and 2005 was as follows:
	Number of options	Average strike price
Options outstanding at December 31, 2004 (on Terra shares)	2,383,820	14.21
Equivalent outstanding options at December 31, 2004 (on Telefónica shares)	529,738	63.95
Options granted	33,276	27.50
Options expired/cancelled	(445,114)	70.67
Options outstanding at December 31, 2005	117,900	28.28
Options granted	13,278	22.70
Options expired/cancelled	(78,067)	31.12
Options outstanding at December 31, 2006	53,111	22.70

The detail of options outstanding at December 31, 2006, was as follows:
Range of strike prices (euros)	Number of options outstanding	Average strike price (euros)	Average remaining term to maturity (years)
17.46 – 21.28	37,400	19.971	0.40
28.35 – 29.20	15,711	29.205	0.08
Options outstanding at December 31, 2006	53,111	22.70	0.30

c) Share option plan of Terra Networks, S.A. (now of Telefónica, S.A.) resulting from the assumption of Lycos, Inc.’s share option plan

    Under the agreements entered into for the acquisition of Lycos, Inc., it was agreed to exchange options on the shares of Lycos, Inc. for options on the shares of Terra Networks, S.A.

    On June 8, 2000, a resolution was passed at the Shareholders’ Meeting of Terra Networks, S.A. to take over Lycos, Inc.’s share option plan.

    At the time of the sale of all the shares in Lycos, Inc to Korean company Daum Communications in 2004, it was agreed that Terra Networks, S.A. would remain responsible for the obligations arising from share options on Terra Networks, S.A. shares to beneficiaries of Lycos, Inc. although Lycos, Inc. could carry out, on behalf of and at the expense of Terra Networks, S.A. whatever actions were necessary or convenient in relation to the exercise of the options by the beneficiaries.

    After the merger of Terra Networks, S.A. into Telefónica, S.A., these options became options on Telefónica, S.A. shares.

    At December 31, 2006, employees of Lycos, Inc. had been assigned options on 115,247 shares, at a post-merger weighted average price of 67.26 US dollars.

    The detail of the movements in 2006 and 2005 was as follows:

	Number of options	Average strike price (USD)	Average share price (USD)
Options outstanding at December 31, 2004 (on Terra shares)	10,863,239	20.39
Equivalent outstanding options at December 31, 2004 (on Telefónica shares)	2,414,053	91.76
Options exercised	(161,982)	17.47	20.39
Options expired/cancelled	(1,724,646)	108.58
Options outstanding at December 31, 2005	527,425	59.57
Options exercised	(124,974)	14.37	15.68
Options expired/cancelled	(287,204)	76.15
Options outstanding at December 31, 2006	115,247	67.26

  The detail of options outstanding at December 31, 2006, was as follows:

Range of strike prices (US)	Number ofoptions outstanding	Average strike price (USD)	Average Remaining term to maturity
22.52 – 48.32	1,911	47,70	1.91
54.90 – 68.90	90,598	58,30	3.30
74.65 – 136.13	22,738	104,60	2.74
Options outstanding at December 31, 2006	115,247	67,26	3.17

d)       Telefónica Móviles, S.A. (now Telefónica S.A.) share option plan ("MOS Program")

  Authorization was given at the Extraordinary Shareholders’ Meeting of Telefónica Móviles S.A. (now Telefónica, S.A.), in a resolution passed on October 26, 2000, to establish a corporate share option plan for executives and employees of Telefónica Móviles, S.A. and its subsidiaries.

  In 2005, a total of 1,298,072 options were exercised. A further 392,699 options were cancelled following voluntary departures of company employees.

  On January 3, 2006 the last exercise period expired, in which a total of 9,404,040 options were exercised. The remaining options were cancelled. This exercise period marked the end of this plan.

  The detail of the movements in 2006 and 2005 was as follows:

	Number of options	Average strike price	Average share price
Options outstanding at December 31, 2004	11,137,144	10.49
Options exercised	(1,298,072)	10.49	9.02
Options expired/cancelled	(392,699)	10.49
Options outstanding at December 31, 2005	9,446,373	10.49
Options exercised	(9,404,040)	10.49	10.57
Options expired/cancelled	(42,333)	10.49
Options outstanding at December 31, 2006	-

e)      Telefónica, S.A. share option plan targeted at all the employees of certain Telefónica Group companies ("TIES Program")

February 15, 2005 was the third and final exercise date for the "TIES Program", a compensation plan based on the Telefónica S.A. share price involving share subscriptions and granting of share options, targeted at non-executive personnel of Telefónica group and created by resolutions of the Shareholders’ Meeting of April 7, 2000. However, as the initial reference value was higher than the market price at that time, there were no exercisable options and therefore all options were expired and cancelled and the TIES program was terminated.

16.3    Average number of employees
Category	2006	2005
University graduates and other line personnel	722	505
Junior college graduates and technicians (draftsmen)	5	4
Supervisors, data processing and other assistants	189	144
Total	916	653

The total number of employees at December 31, 2006, was 792 (678 at December 31, 2005). The net number of employees from Telefónica Móviles, S.A. who joined the Company in 2006 was 91.

16.4   Other interest on accounts payable and similar expenses and revenues from other equity investments and loans

The detail of these headings is as follows:
	2006	2005
Debentures, bonds and other marketable securities	135	214
Euro loans and credits	1.313	778
Foreign currency loans and credits	1.275	396

Total interest on accounts payable and similar expenses	2.723	1.388
Interest on loans to subsidiaries and associated companies	1.033	1.016
On long-term investments in other companies	88	4
Revenues from financial derivatives	10	1
Total revenues from other equity investments and loans	1.131	1.021

2,149 million euros and 874 million euros of the expenses related to interest on accounts payable to Group companies in 2006 and 2005, respectively (see Note 16.8).

16.5   Exchange rate differences

The detail of exchange losses charged against income was as follows:

	2006	2005
Repayment of loans maturing in the year	57	118
Potential losses in the current and subsequent years	-	679
Current operations and derivatives	974	503
Total	1.031	1.300

The detail of exchange gains taken to income is as follows:
	2006	2005
Repayment of loans maturing in the year	39	80
Adjustment of foreign loans	627	330
Current operations and derivatives	369	824
Total	1.035	1.234

The change in exchange gains and losses in 2006 with respect to 2005 was due mainly to significant fluctuations in the US dollar/euro exchange rate (the dollar lost 10.43% in 2006 after gaining 15.46% in 2005), which was offset by the effect of hedges arranged for this purpose.

16.6   Extraordinary income

This heading in the income statement relates to non-recurring revenues recorded by the Company during the year. The detail is as follows:
	2006	2005
Gains on the disposal of fixed assets	1.872	83
Gains on transactions with treasury shares	48	344
Reversal of provisions for negative book value of investees	70	36
Reversal of provisions for treasury shares charged against income (see Note 9.a)	38	-
Other extraordinary income	44	15
Total	2.072	478

"Gains on disposal of fixed assets " for 2006 mainly comprises the 1,834 million euro gain on the disposal of Telefónica Publicidad e Información, S.A. (see Note 7.6), and the 10 million euro gain on the sale of 590,656 Sogecable, S.A. shares (see Note 7.6). It also includes the 7 million euro gain on the disposal of property, plant and equipment (see Note 6).

In 2005 this heading mainly included the gain from the disposal of Terra Group’s companies in Latin America (see Note 7.6) and the gain from the sale of 4,300,000 shares in Telefónica Publicidad e Información, S.A., of 46 million euros and 29 million euros, respectively. It also included a gain of 5 million euros on the disposal of property, plant and equipment (see Note 6).

"Gains on transactions with treasury shares" in 2005 included a 286 million euro gain generated on the distribution from share premium with the return to Telefónica, S.A. shareholders of Company treasury stock (see Note 9).

In 2006, 70 million euros (36 million euros in 2005) was reversed from provisions for liabilities and charges in respect of the negative book value on Group investee companies (see Note 7.1).

16.7   Extraordinary expenses

The detail of extraordinary expenses was as follows:

	2006	2005
Prior year losses	-	1
Loss on disposal of fixed assets	2	7
Losses on transactions with own shares (see Note 9)	1	8
Transfer to provisions for treasury stock charged against income (see Note 9.a)	-	38
Other extraordinary expenses	5	32
Total	8	86

"Other extraordinary expenses" comprises non-recurrent expenses that are unrelated to the Company’s core activities.

16.8   Transactions with Group companies

Telefónica’s main transactions with Group companies in 2006 and 2005 were as follows:
	2006	2005
Dividends received	6,678	1,693
Accrued interest	1,033	1,016
Financial expenses (Note 16.4)	2,149	874
Acquisitions of goods and services from Telefónica Group companies	80	72

Dividends received in 2006 include the following: 1,369 million euros from Telefónica de España, S.A.U. (1,029 million euros in 2005), 2,988 million euros from Telefónica Internacional, S.A., 1,781 million euros from Telefónica Móviles España, 354 million euros from Telefónica O2 Czech Republic, a.s. and 183 million euros from Telcel, C.A.. In addition, in 2005 Telefónica Móviles S.A. and Telefónica Publicidad e Información, S.A. paid dividends of 594 million euros and 66 million euros, respectively.

Accrued interest in 2006 mostly comprised 336 million euros on the loans to Telefónica de España, S.A.U. (368 million euros in 2005), 251 million euros on loans to Telefónica Móviles México, S.A. de C.V., 223 million euros on loans to Telefónica Móviles España, S.A.U. and 90 million euros on the loans to Telefónica de Contenidos, S.A.U.(117 million euros in 2005). In addition, in 2005 the Company received 439 million euros from Telefónica Móviles, S.A.

The financial expenses paid to Group companies in 2006 were mostly for financing received from Telefónica Europe, B.V., which cost 1,131 million euros (630 million euros in 2005), Telefónica Emisiones, S.A. for 409 million euros and Telefónica Finanzas, S.A.U. for 432 million euros (219 million euros in 2005, see Note 12.1).

(17)       DIRECTORS’ COMPENSATION AND OTHER BENEFITS

a)      Directors’ and senior executives’ compensation and other benefits

The compensation of Telefónica, S.A.’s directors is governed by Article 28 of the bylaws, which states that the compensation paid by the Company to its directors shall be determined at the General Shareholders’ Meeting and shall remain in force until a resolution is adopted at the Shareholders’ Meeting to amend it. The Board of Directors is responsible for setting the exact amount to be paid within the stipulated limits and distributing it among the directors. On April 11, 2003, shareholders set the maximum gross annual amount to be paid to the Board of Directors at 6 million euros. This includes a fixed payment and fees for attending meetings of the Board of Directors’ advisory or control committees.

Therefore, the compensation of Telefónica’s directors in their capacity as members of the Board of Directors and/or of the Standing Committee and the advisory and control committees consists of a fixed amount payable monthly plus fees for attending the meetings of the Board’s advisory or control committees. In addition, executive directors receive the appropriate amounts for discharging their executive duties as stipulated in their respective contracts.

In 2006, the members of the Board of Directors of Telefónica, S.A. earned the following total compensation for discharging their duties as such: fixed payments of 4,266,554.49 euros (including the compensation earned as members of the Boards of Directors or of the advisory or control committees of other Telefónica Group companies) and attendance fees of 206,250.00 euros for attending the Board of Directors advisory committee meetings (including fees for attending Board advisory committee meetings of other Telefónica Group companies).

In their capacity as company executives the executive directors César Alierta Izuel, José María Álvarez-Pallete López (appointed director of Telefónica, S.A. on July 26, 2006), Peter Erskine (appointed director of Telefónica, S.A. on January 25, 2006), Luis Lada Díaz (who resigned as director on July 26, 2006), Julio Linares López, Mario E. Vázquez (who resigned as director on June 21, 2006) and Antonio Viana-Baptista received: 10,645,134.16 euros in salaries and variable compensation; 59,062.32 euros in Company contributions, as promoter of pension plans, and 433,807 euros in compensation in kind, which included life insurance premiums and 90,868 shares of Telefónica Móviles, S.A. granted to Antonio Viana-Baptista after exercising his share options (the MOS Plan), as indicated in the notification registered at the Comisión Nacional del Mercado de Valores (CNMV of the Spanish Securities Exchange Commission) on July 13, 2006.

In addition, related to the "Performance Share Plan" described in Note 16.2, the maximum number of shares corresponding to the first phase of the Plan (which began on July 1, 2006) to be delivered (from July 1, 2009) to each of the executive directors of Telefónica, S.A. if all the terms established for such delivery are met, is as follows: 129,183 shares to César Alierta Izuel, 62,354 to José María Álvarez-Pallete López, 181,762 to Peter Erskine, 65,472 to Julio Linares López, and 62,354 to Antonio Viana-Baptista.

The detail of the compensation and benefits received by Telefónica’s directors in 2005 is as follows:

Board of Directors. Fixed payment for each director (euros):

Position	2006
Chairman	240,000.00
Vice chairman	200,000.00
Directors (*): Executives Non-independent external directors Independent directors	120,000.00 120,000.00 120,000.00

(*):

  José María Álvarez-Pallete López was appointed a director of Telefónica, S.A. on July 26, 2006. The fixed compensation received by him from this date is 50,000 euros.
  Miguel Horta e Costa was a director of Telefónica, S.A. up to March 29, 2006. The fixed compensation received by him to that date was 40,000 euros.
  Luis Lada Díaz was a director of Telefónica, S.A. up to July 26, 2006. The fixed compensation received by him to that date was 80,000 euros.
  Mario E. Vázquez was a director of Telefónica, S.A. up to June 21, 2006. The fixed compensation received by him to that date was 90,050.58 euros.

Standing Committee. Fixed payment for each director forming part of the Standing Committee, by position (euros):
Position	2006
Chairman	80,000.00
Vice Chairman	80,000.00
Members	80,000.00

Directors receive no attendance fees for Board and Standing Committee meetings.

Other Board committees.

A) Fixed payment for each director forming part of one of the Board committees, by position (euros):

Position	2006
Chairman	20,000.00
Members	10,000.00

B) Total fees paid to directors in 2006 for attending meetings of the advisory or control committees (euros):

Committee	2006
Audit and Control	Attendance fee per meeting: 1,250.00
Number of meetings paid: 11
Total paid: 46,250.00
Appointments and Compensation, and Good	Attendance fee per meeting: 1,250.00
Governance	Number of meetings paid: 11
Total paid: 53,750.00
Human Resources and Corporate	Attendance fee per meeting: 1,250.00
Reputation	Number of meetings paid: 5
Total paid: 21,250.00
Regulation	Attendance fee per meeting: 1,250.00
Number of meetings paid: 10
Total paid: 45,000.00
Service Quality and Customer Service	Attendance fee per meeting: 1,250.00
Number of meetings paid: 4
Total paid: 12,500.00
International Affairs	Attendance fee per meeting: 1,250.00
Number of meetings paid: 5
Total paid: 18,750.00

Executive directors. The total paid to executive directors César Alierta Izuel, José María Álvarez-Pallete López (appointed director of Telefónica, S.A. on July 26, 2006), Peter Erskine (appointed director of Telefónica, S.A. on January 25, 2006), Luis Lada Díaz (who resigned as director on July 26, 2006), Julio Linares López, Mario E. Vázquez (who resigned as director on June 21, 2006) and Antonio Viana-Baptista received for performing their functions and group executives, by item (in euros), was the following:
Item	2006
Salary	5,236,697.21
Variable compensation	5,408,436.95
Compensation in kind	433,807.00
Contributions to pension plans	59,062.32

In addition, it should be noted that the non-executive directors do not receive and did not receive in 2006 any compensation in the form of pensions or life insurance, and they do not participate in the compensation plans linked to share market price.

The Company does not grant and did not grant in 2006 any advances, loans or credits to the directors, or to its top executives, thus complying with the requirements of the Sarbanes-Oxley Act passed in the U.S. which is applicable to Telefónica as a listed company in that market.

Finally, the six Company directors who are members of the Catalonia, Andalusia and Valencia advisory committees received a total 78,749.76 euros in 2006.

In 2006, the four directors who held positions of senior executives of the Company in December 2006 –in accordance with the provisions of Royal Decree-Law 377/1991 of March 15, director is understood to be general managers or similar who perform senior management functions and report directly to the Management Bodies, Executive Committees or CEOs of the listed company- excluding those who are members of the Board of Directors were paid a total for all items of 5,697,833.26 euros. This amount includes the compensation paid from January to June 2006 to José María Álvarez-Pallete López, as he was appointed to the Board in December in July 2006.

In addition, the maximum number of shares corresponding to the first phase of the long-term incentive scheme approved by the shareholders in the ordinary meeting held June 21, 2006 to be delivered to the senior executives of the Company if all the established terms are met is 157,046 shares.

With respect to the company employee welfare system described in Note 16.2, at December 31, 2006, Telefónica, S.A. had made a total contribution of 11,279,303 euros for executive directors César Alierta, José María Alvarez-Pallete, Julio Linares and Antonio Viana-Baptista, and 4,571,434 euros for the Company’s four senior directors at that date.

b)     Detail of the equity investments in companies engaging in an activity that is identical, similar or complementary to that of the Company and the performance of similar activities by the directors on their own behalf or on behalf of third parties

Pursuant to Article 127 ter. 4 of the Spanish Corporation Law, introduced by Law 26/2003 July 17, which amends Securities Market Law 24/1988 July 28, and the revised Spanish Corporation Law, in order to reinforce the transparency of listed corporations, details are given below of the companies engaging in an activity that is identical, similar or complementary to the corporate purpose of Telefónica, S.A., in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge in them:
Name	Investee	Activity	Percentage of Ownership %[1]	Position
David Arculus	Vodafone Group, Plc.	Telecommunications	< 0.01%	--
	British Sky Broadcasting Group, Plc.	Telecommunications	< 0.01%	--
	BT Group, Plc.	Telecommunications	< 0.01%	--
Isidro Fainé Casas	Abertis Infraestructuras, S.A.	Telecommunications	< 0.01%	Chairman
Enrique Used Aznar	Amper, S.A.	Telecommunications equipment supplier	0.39%	Chairman
Antonio Viana-Baptista	PT Multimedia-Serviços de Telecomunicaçoes e Multimedia, SGPS, S.A.	Internet	< 0.01%	--
	Portugal Telecom, SGPS S.A.	Telecommunications	< 0.01%	Director

1 <0.01% is shown if the holding is less than .01% of the share of capital.

The table below, in accordance with the same Law, gives details of activities carried out, on their own account or on behalf of third parties, by the various members of the Company Board of Directors that are identical, similar or complementary to the corporate purpose of Telefónica, S.A.

Name	Activity	Arrangement under which the activity is performed[2]	Company through which the activity is performed	Position held or functions performed
César Alierta Izuel	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director
Isidro Fainé Casas	Telecommunications	On behalf of third parties	Abertis Infraestructuras, S.A.	Chairman
Fernando de Almansa Moreno-Barreda	Telecommunications	On behalf of third parties	Telefónica del Perú, S.A.A.	Director
	Telecommunications	On behalf of third parties	Telefónica de Argentina, S.A.	Director
	Telecommunications	On behalf of third parties	Telecomunicaçoes de Sao Paulo, S.A.	Director
José María Álvarez-Pallete López	Telecommunications	On behalf of third parties	Telefónica Internacional, S.A.	Chairman
	Telecommunications	On behalf of third parties	Telefónica Móviles España, S.A.U.	Director
	Telecommunications	On behalf of third parties	Telefónica de España, S.A.U.	Director
	Telecommunications	On behalf of third parties	Telefónica Datacorp, S.A.U.	Director
	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director
	Telecommunications	On behalf of third parties	Compañía Internacional de Telecomunicaciones, S.A. (COINTEL)	Chairman
	Telecommunications	On behalf of third parties	Telefónica de Argentina, S.A.	Vice Chairman
	Telecommunications	On behalf of third parties	Telecomunicaçoes de Sao Paulo, S.A.	Vice Chairman
	Telecommunications	On behalf of third parties	Telefónica Mundo, S.A.	Director
David Arculus	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director
Maximino Carpio García	Telecommunications equipment supplier	On behalf of third parties	Abengoa, S.A.	Member of Advisory Council
Peter Erskine	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Chairman
	Telecommunications	On behalf of third parties	Telefónica O2 Czech Republic, a.s	Chairman of Supervisory Board
Alfonso Ferrari Herrero	Telecommunications	On behalf of third parties	Compañía de Telecomunicaciones de Chile, S.A.	Director
	Telecommunications	On behalf of third parties	Telefónica de Perú, S.A.A.	Director

2 Only assigned when the activity es carried out on behalf of third parties and, accordingly though a company.
Name	Activity	Arrangement under which the activity is performed[3]	Company through which the activity is performed	Position held or functions performed
Julio Linares López	Telecommunications	On behalf of third parties	Telefónica de España, S.A.U.	Director
	Telecommunications	On behalf of third parties	Telefónica DataCorp, S.A.	Director
	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director
	Telecommunications	On behalf of third parties	Telefónica O2 Czech Republic, a.s	Vice Chairman of Supervisory Board
	Television, telecommunications and audiovisual production services	On behalf of third parties	Sogecable, S.A.	Director
Enrique Used Aznar	Telecommunications equipment supplier	On behalf of third parties	Amper, S.A.	Chairman
	Telecommunications	On behalf of third parties	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	On behalf of third parties	Telefónica de Perú, S.A.A.	Director
Antonio Viana Baptista	Telecommunications	On behalf of third parties	Telefónica Móviles España, S.A.U.	Chairman
	Telecommunications	On behalf of third parties	Portugal Telecom, SGPS, S.A.	Director
	Telecommunications	On behalf of third parties	Telefónica de España, S.A.	Chairman
	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director

3 Only assigned when the activity es carried out on behalf of third parties and, accordingly though a company.

Pursuant to Article 114.2 of the Spanish Corporation Law, also introduced by Law 26/2003 of July 17, it is stated that in the year to which these annual accounts refer, the directors, or persons acting on their behalf, did not perform any transactions with Telefónica or any other company in the Telefónica Group other than in the normal course of the Company’s business or that were not at arm’s length.

(18)       OTHER INFORMATION

a) Financial guarantees
	2006	2005
Guarantees provided for financial	33,722	12,363

"Guarantees provided for financial transactions" relates mainly to guarantees provided by Telefónica for its subsidiaries and investees to secure their transactions with third parties.

The main guarantees provided by Telefónica S.A. are those concerning:
  bonds issued by Telefónica Europe, B.V. and Telefónica Emisiones, S.A. under the EMTN program, for volumes of 2,000 million euros and 8,656 million euros respectively.
  bonds issued by Telefónica Europe, B.V. and Telefónica Emisiones, S.A. under their US registered programs, for volumes of 3,750 million dollars and 5,250 million dollars, respectively.
  the syndicated loan arranged by Telefónica Europe, B.V. with a number of financial institutions on October 31, 2005, to finance the acquisition of O2 shares (see Note 12.1), for the equivalent of 10,390 million euros (undrawn amount of syndicated loan at December 31, 2006).

No significant losses are expected to arise for the Company in connection with these commitments.

b) Litigation

Telefónica, S.A. and its group companies are party to several lawsuits that are currently before the courts and the arbitration bodies of the various countries in which the Telefónica group is present.

Based on the advice of the Company’s legal counsel, it is reasonable to assume that this litigation will not materially affect the financial position or solvency of Telefónica, S.A., even in the event the company should lose. We highlight the following unresolved cases:

1)       Procedures deriving from bankruptcy proceeding of Sistemas e Instalaciones de Telecomunicación, S.A.U. (Sintel).

  Sintel, a former subsidiary of Telefónica, was declared bankrupt in 2001. As a result of the voluntary bankruptcy proceeding heard by Madrid Court of First Instance no. 42 (case 417/2001), two criminal proceedings commenced which affect Telefónica.

  "Abbreviated" proceeding no. 273/2001 being heard before Central Examining Court no. 1, in relation to which, on September 24, 2002, Telefónica, S.A. and Telefónica de España, S.A. filed a civil suit for damages against the directors of Sintel and of Mastec Internacional, S.A.

  Preliminary proceeding no. 362/2002, before Central Examining Court no. 1 for a possible offence of extortion. This proceeding was subsequently assimilated to the preliminary proceedings in case no. 273/2001 above.

  The two proceedings having been combined, in April 2004, the motion filed by counsel for Telefónica, S.A. to have the case dismissed was rejected and it was ruled that the preliminary proceedings should continue. So far no liability has been established and the plaintiffs’ claim in this regard has been explicitly dismissed.

2)      Class actions filed by shareholders of Terra in the U.S. in connection with Telefónica, S.A.’s takeover bid for Terra Networks, S.A.

  On May 29, 2003, certain Terra Networks, S.A. shareholders filed two "class actions" with the Supreme Court of New York State against Telefónica, S.A., Terra Networks, S.A. and certain directors of Terra Networks, S.A.

  Both actions alleged mainly that the takeover bid by Telefónica was the result of non-compliance with the fiduciary commitments of this company, and of the Board of Directors of Terra Networks. The actions also alleged that Telefónica had used its controlling position to offer an inadequate price for Terra Networks shares and that Terra Networks directors had connived or agreed to this.

  The lawsuits, for undetermined amounts, requested payment of damages, as well as legal costs. As a precautionary and definitive measure, the plaintiffs requested that the takeover not be completed.

  Since the actions were brought, both processes have remained practically inactive.

3)      Appeal for judicial review no. 6/461/03 filed at the National Appellate Court by the World Association of Shareholders of Terra Networks, S.A. (ACCTER) against the administrative decision rendered by the Spanish National Securities Market Commission (CNMV) on June 19, 2003, to authorize the takeover offer by Telefónica, S.A. for Terra Networks , S.A.

  Telefónica S.A. appears in these proceedings as an intervening non-party in the case to defend the lawfulness of the CNMV’s decision.

  On January 27, 2006 the parties received notification of the ruling whereby Section 6 of the National Appellate Court has rejected the appeal for judicial review filed by ACCTER and also the appeal filed by Julián de Fabián López against the administrative decision taken by the CNMV on June 19, 2003 authorizing Telefónica, S.A.’s takeover bid for Terra Networks, S.A.

  In a ruling dated March 15, 2006, the Company was informed that ACCTER’s counsel had filed an appeal National Appellate Court’s ruling. On April 4, 2006, Telefónica appeared before the Third Section of the Supreme Court.

4)      Proceeding contesting the merger resolution voted at the General Shareholders’ Meeting of Terra Networks, S.A. held on June 2,2005.

  On June 30, 2005 the World Association of Shareholders of Terra Networks, S.A. (ACCTER) and its President, on his own account, filed a complaint contesting the merger resolution adopted at the Shareholders’ Meeting of Terra Networks S.A. of June 2, 2005 alleging a breach of article 60.4 of the Securities Market Law. The plaintiffs maintain that before the merger, Telefónica S.A. should have presented a tender offer for the rest of the company’s outstanding voting shares admitted to trading.

  After Telefónica filed its answer to the claim (on December 21, 2005), on May 2, 2006 the Injunction Hearing, and the Preliminary Hearing for the Proceedings took place, and was declared ready for the rendering of judgment without the need for evidence. In a ruling dated May 3, 2006, the injunction requested by the plaintiffs was rejected, and they were required to pay the legal costs.

  On July 19, 2006, the court ruled against the appeal and required the plaintiffs to pay costs. The plaintiffs have appealed against this ruling.

  In December 2006 ACCTER appealed against the ruling and Telefónica, S.A. was invited to oppose, which it did.

  Furthermore, in its original suit ACCTER sought an injunction by which the fact of the lawsuit would be put on record at the Mercantile Register. This injunction request was rejected May 2006, and ACCTER was obliged to pay the legal costs. The ruling was appealed by ACCTER, with Telefónica, S.A. again opposing, and the appeal is pending resolution by the Barcelona Provincial Court.

5)      Claim at the ICSID

  As a result of the enactment by the Argentine government of Public Emergency and Exchange Rules Reform Law 25561, of January 6, 2002, Telefónica considered that the terms and conditions of the Share Transfer Agreement approved by Decree 2332/90 and the Pricing Agreement ratified by Decree 2585/91, both of which were executed by the Company with the Argentine government, were affected appreciably, since the Law renders ineffective any dollar or other foreign currency adjustment clauses, or indexation clauses based on price indexes of other countries, or any other indexation mechanism in contracts with the public authorities. The law also requires that prices and rates derived from such clauses be denominated in pesos at an exchange rate of one peso (ARS 1) to one US dollar (US$1).

  Accordingly, since negotiations with the Argentine Government were unsuccessful, on May 14, 2003, Telefónica filed a request for arbitration with the International Center for Settlement of Investment Disputes (ICSID) pursuant to the Agreement for the Promotion and Reciprocal Protection of Investments between the Argentine Republic and the Kingdom of Spain. On July 6, 2004, the first hearing at the ICSID took place in Washington and a 90-day stay was ordered in an attempt to reach a settlement. Following the expiration of the stay without any settlement having been achieved, on December 6, 2004, Telefónica filed the "memorial" or claim with the ICSID together with the initial supporting testimonies. The Court is currently considering a plea filed by the Argentine government alleging that the matter is outside the jurisdiction of the arbitration court.

  On February 15, 2006, Telefónica Argentina, S.A. signed a memorandum of understanding with the Argentine government as a prerequisite to reaching an agreement to renegotiate the transfer contract approved by Royal Decree-Law 2332/90 pursuant to the provisions of Article 9° of Law 25,561.

  Among other issues, this memorandum of understanding envisages the suspension by Telefónica de Argentina, S.A. and Telefónica, S.A., for a period of 210 working days, of proceedings for all claims, appeals and demands planned or underway, with the administrative, arbitrational or legal courts of Argentina or abroad, which are based on events or measures taken as a result of emergency situation established by Law N° 25,561 with regard the Transfer Agreement and the license granted to the Company. The suspension came into force on October 6, 2006.

  This preliminary agreement could put an end to the litigation.

6)      Claim filed by former shareholders of Terra (Campoaguas, S.L., Panabeni, S.L., José María Parra Hernández and Others) against Telefónica and one of its Directors, seeking damages.

  Ordinary Proceedings (No. 278/2006) heard by Madrid Mercantile Court No. 2, commenced through a claim notified on September 22, 2006, filed by former shareholders of Terra against Telefónica and one of its Directors.

  The plaintiffs argue, on the one hand, an alleged breach of contract by Telefónica towards the shareholders of Terra in respect of the terms and conditions set forth in the Prospectus of the Initial Public Offering of Terra shares, and, furthermore, hold the administrators of both Telefónica (as alleged de-facto administrator of Terra) and one of its Directors, liable for the alleged damages to the shareholders of Terra.

  Telefónica, S.A. has answered the claim, and the date of the preliminary hearing has been set for 17 October 2007.

7)      European Commission proceeding of February 22, 2006, against Telefónica S.A.’s broadband pricing policy.

On February 22, 2006, Telefónica S.A. was sent a statement of objections, initiating formal proceedings alleging the abuse of its dominant market position by the fixing of unfair prices since 2001 in breach of Article 82.a of EC Treaty rules.

Specifically, the Commission accuses Telefónica, S.A., and its subsidiaries Telefónica de España, S.A.U., Telefónica Data España, S.A.U. and Terra Networks España, S.A. (the latter two companies have since been merged into Telefónica de España, S.A.U.) of abusing their dominant market position to carry out a price squeeze. The Commission considers that the margin between the prices Telefónica was charging for wholesale access and the tariffs charged to final retail broadband customers was too narrow.

Telefónica has sent the European Commission its response to the Statement of Objections and attended an oral hearing before the Commission. The proceedings are awaiting the European Commission’s ruling.

c) Commitments

  Agreements with Portugal Telecom (Brazil).

  On July 29, 2006, the takeover and merger of Telefónica Móviles, S.A. by Telefónica, S.A. were registered in the Mercantile Registry of Madrid (see Note 1). As a result of this merger and the dissolution of Telefónica Móviles S.A., Telefónica S.A. took on all the rights and obligations of Telefónica Móviles S.A. including those arising from agreements signed with Portugal Telecom SGPS, S.A. and its subsidiary PT Movéis SGPS, S.A.

  On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis, SGPS, S.A., on the other, agreed to group together all their wireless telephony businesses in Brazil. They therefore undertook to contribute all their wireless telephony assets in Brazil to a joint venture, which, subject to the necessary regulatory authorizations, would be a subsidiary of the two groups, and in which they would each have a 50% ownership interest. In addition, under the terms of this agreement, the two parties expressed their interest in increasing their reciprocal ownership interests, subject to compliance with the applicable regulations and bylaws.

  On October 17, 2002, Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements ("Shareholders’ Agreement" and "Subscription Agreement") that implement the aforementioned agreement signed in January 2001. On December 27, 2002 (after having obtained the necessary authorizations), the two groups’ holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V., in accordance with the provisions of the aforementioned "Subscription Agreement".

  In accordance with the aforementioned definitive agreements, Telefónica, S.A. and the Portugal Telecom group will have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage ownership of either of the parties falls below 40% during an uninterrupted period of six months. In this event, if the group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica, S.A., which would be obliged to buy (directly or through another company) all the Portugal Telecom group’s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom Group’s holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica’s choice, in (i) cash, (ii) Telefónica S.A. shares, or (iii) a combination of the two. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom group had not increased its ownership interest to 50% of the total capital share of Brasilcel N.V.

  Also, in accordance with the definitive agreements, the Portugal Telecom Group will be entitled to sell to Telefónica, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., or at any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica, S.A. will be entitled to sell to the Portugal Telecom Group, which will be obliged to buy, its holding in Brasilcel, N.V. if there is a change of control at Portugal Telecom SGPS, S.A., at PT Móveis SGPS, S.A or at any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price will be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the group exercising the put option, in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.

  Atento.

  On October 24, 2003, Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), Telefónica, S.A. and Atento N.V. entered into an Agreement establishing the terms and conditions under which BBVA, through General de Participaciones Empresariales, S.L. (GPE) became a shareholder of Atento N.V. by contributing all the shares of Procesos Operativos, S.A. As a result of this Agreement, Telefónica, S.A. currently owns shares representing 91.35% of Atento N.V.’s share capital, while GPE (a BBVA group company) owns the remaining 8.65%.

  Subsequently, Telefónica and GPE entered into a put option contract whereby GPE has the right to sell to Telefónica, which will be obliged to buy, all the shares of Atento N.V. that GPE owns at the time the option is exercised.

  Telefónica, S.A. share option plan aimed at employees of Endemol ("EN-SOP Program).

  This program consists of the grant to the beneficiaries (all the Endemol Group’s permanent employees on January 1, 2001, who are not participating in another similar share or share option plan), effective January 1, 2001, 2002, 2003 and 2004, of a variable number (based on the various wage and functional categories) of purchase options on Telefónica, S.A. shares. The duration of the options is four years from the grant date, and the options may be exercised at a rate of one-half each year three and four years after the related grant date.

  The option strike price is the related annual reference value, and the exercise terms are the customary terms in programs of this nature. The beneficiaries must remain uninterruptedly permanent employees of Endemol until the options are exercised, without prejudice to the regulation of cases of early settlement of the options in certain cases in which the employment relationship is interrupted prior to the exercise of the options.

  The options can be settled through the acquisition by the beneficiary of the underlying shares or, alternatively, through a cash settlement.

  The detail of the movements in 2006 and 2005 was as follows:

	Number of options	Average strike price	Average share price
Options outstanding at December 31, 2004	6,682,799	11,54
Options exercised	(492,277)	11,88	13,82
Options expired/cancelled	(1,280,688)
Options outstanding at December 31, 2005	4,909,834	10,78
Options exercised	(1,824,754)	10,34	12,72
Options expired/cancelled	(336,326)
Options outstanding at December 31, 2006	2,748,754	11,07

  Telefónica, S.A. and its subsidiaries, which in turn head subgroups, perform, as holding companies, various equity investment purchase and sale transactions in the course of their business activities, in which it is standard practice to receive or provide guarantees regarding the nonexistence of liabilities, contingencies, etc. in the investments forming the subject matter of the related transactions.

  The contingencies arising from the commitments described above were evaluated when the consolidated financial statements at December 31, 2006, were prepared, and the provisions recorded with respect to the commitments taken as a whole are not representative.

d) Auditors’ fees

  Fees paid to the various companies forming part of the Ernst & Young International Group, to which Ernst & Young, S.L. (the auditors of Telefónica, S.A.) is a member, totaled 3.6 million euros and 1.6 million euros in 2006 and 2005, respectively.

  The detail of these amounts is as follows:

	Millions of euros
	2006	2005
Audit of financial statements	1.2	0.7
Other audit services	2.4	0.7
Non-audit work	0.0	0.2
TOTAL	3.6	1.6

e) Environmental matters

As head of the Telefónica Group, Telefónica, S.A. engages in activities relating to the ownership of shares and the provision of financing and corporate advisory services to various Group companies. In view of the business activities in which the Company engages, it has no environmental liabilities, expenses, assets, provisions or contingencies that could have a significant effect on its equity, financial situation and results. Consequently, the 2006 annual accounts do not include specific details regarding environmental issues.

(19)      EVENTS SUBSEQUENT TO YEAR END

  The main events occurring at Telefónica from December 31, 2006, to the date these annual accounts were prepared were the following:

  EMTN program for issue of debt instruments

  Since the close of the 2006 financial year, Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has executed three issuances under its European Medium Term Note (EMTN) Program for up to 15,000 million euros, guaranteed by Telefónica S.A. and updated on July 5, 2006.

  There were two issuances in January 2007, for 55 million euros and 24 million euros, maturing December 31, 2021 and January 31, 2018, respectively. There was another issuance on February 7, 2007, of bonds for 1,500 million euros maturing February 7, 2014.

(20)      STATEMENTS OF SOURCE AND APPLICATION OF FUNDS

APPLICATIONS OF FUNDS	2006	2005	SOURCES OF FUNDS	2006	2005
- Funds applied in operations	-	-	- Funds obtained from operations	4,851	954
- Start-up and debt arrangement expenses	44	29
- Acquisition of fixed assets:
a) Intangible assets	17	17	- Long-term deferred tax liabilities	2,009	-
b) Property, plant and equipment	232	271	- Long-term debt	22,100	2,835
c) Long-term investments	28,075	9,738	- Disposals of fixed assets:
- Capital reduction and distribution of treasury stock	-	2,729	a) Intangible assets	-	-
- Cash dividend	2,627	2,379	b) Property, plant and equipment	-	9
- Long-term debt	-	-	c) Long-term investments	2,414	6,488
- Long-term deferred tax liabilities	-	4	- Transfer to short term of loans to Group companies	1,709	6,893
- Change in working capital due to inclusion of Terra Networks, S.A. and Terra Networks Latam E.T.V.E., S.A. in 2005 and Telefónica Móviles, S.A in 2006 (Note 2)	4,051	-	- Change in working capital due to inclusion of Terra Networks, S.A. and Terra Networks Latam E.T.V.E., S.A. in 2005 and Telefónica Móviles, S.A in 2006 (Note 2)	-	378

TOTAL FUNDS APPLIED	35,046	15,167	TOTAL FUNDS OBTAINED	33,083	17,557
FUNDS OBTAINED IN EXCESS OF FUNDS APPLIED	-	2,390	FUNDS APPLIED IN EXCESS OF FUNDS OBTAINED	1,963	-
(INCREASE IN WORKING CAPITAL)			(DECREASE IN WORKING CAPITAL)
	35,046	17,557		35,046	17,557

CHANGES IN WORKING CAPITAL

INCREASE IN WORKING CAPITAL	2006	2005
Accounts receivable	94	110
Short-term investments	-	3,214
Treasury shares	-	-
Cash	959	-
Prepayments and accrued income	3	24
Accounts payable	1,240	287

TOTAL	2,296	3,635
CHANGE IN WORKING CAPITAL	1,963	-
	4,259	3,635

DECREASE IN WORKING CAPITAL	2006	2005
Accounts receivable	-	-
Short-term investments	3,498	-
Treasury shares	761	1,012
Cash	-	233
Prepayments and accrued income	-	-
Accounts payable	-	-

TOTAL	4,259	1,245
CHANGE IN WORKING CAPITAL	-	2,390
	4,259	3,635

The reconciliation of the balances of in the income statement to the funds obtained from operations is as follows:
	Millions of euros
	2006	2005
Profit for the year	8,284	1,754
Plus:
Depreciation and amortization expense	51	47
Amortization of debt arrangement expenses	63	30
Short-term investment writedown provisions	(11)	11
Period provisions	520	38
Loss on disposal of fixed assets	2	7
Losses on transactions with own shares	1	8

Less:
Gains on disposal of long-term investments	1,872	83
Gains on transactions with own shares	48	344
Changes in provisions for securities investments	231	313
Reversal of provisions	621	90
Capitalized interest	4	9
Corporate income tax	1,283	102
Funds obtained from operations	4,851	954

(21)      ADDITIONAL NOTE FOR ENGLISH TRANSLATION

These financial statements are presented on the basis of accounting principles generally accepted in Spain. Consequently, certain accounting practices applied by the Company may not conform with generally accepted principles in other countries.

APPENDIX I

DETAILS OF SUBSIDIARIES, ASSOCIATED COMPANIES AND INVESTEES AL DECEMBER 31, 2006 (millions of euros)

COMPANY	% OWNERSHIP	CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS BOOK VALUE
Telefónica de Contenidos , S.A.U. (SPAIN) (1) (6) (9)	100.00%	2,164	(1,993)	-	(25)	2,242
Organisation and operation of multimedia service-related businesses
Jorge Manrique, 12 - 28006 Madrid
Telefónica Móviles México, S.A. de C.V. (MEXICO) (1)	100.00%	1,636	(1,694)	-	(773)	1,176
Holding company
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, Mexico D.F. CP.05349
Telefónica de España, S.A.U. (SPAIN) (1) (6) (9)	100.00%	1,024	1,807	-	1,427	3,034
Provision of telecommunications services in Spain
Gran Vía, 28 - 28013 Madrid
Telefónica Datacorp, S.A.U. (SPAIN) (1)	100.00%	700	1	-	41	1,343
Telecommunications service provider and operator
Gran Vía, 28 - 28013 Madrid
Inversiones Telefónica Móviles Holding Limitada (CHILE) (1)	100.00%	428	(121)	-	22	424
Holding company
Av El Bosque Sur 090, Los Condes, Santiago, Chile
Telefónica Móviles España, S.A.U. (SPAIN) (1)	100.00%	423	439	(440)	2,092	5,775
Wireless communications services provider
Plaza de la Independencia, 6 - Pta. 5 - 28001 Madrid
Latin America Cellular Holdings, B.V. (NETHERLANDS) (1)	100.00%	1,072	466	-	(58)	1,635
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
Inversiones Telefónica Móviles Holding II Limitada (Chile) (1)	100.00%	350	(68)	-	6	318
Wireless communications services operator
Avda. El Bosque Sur 090, Las Condes, Santiago, Chile
TCG Holdings, S.A. (GUATEMALA) (1)	100.00%	210	(1)	-	-	239
Holding company
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 10 - Guatemala City
Telefónica Móviles Puerto Rico, Inc. (PUERTO RICO)	100.00%	191	(108)	-	(79)	110
Ownership of shareholdings in wireless operators in Puerto Rico
Metro Office Park Calle Edificio # 17, Suite 600 - 00968 Guaynabo
Ecuador Cellular Holdings, B.V. (NETHERLANDS) (1)	100.00%	179	10	-	(24)	658
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
Telefónica Móviles El Salvador Holding, S.A. de C.V. (EL SALVADOR) (1)	100.00%	142	-	-	(83)	161
Holding company
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica Móviles Argentina Holding, S.A. (ARGENTINA)	100.00%	174	-	-	283	1,133
Holding company
Ing Enrique Butty 240, piso 20-Capital Federal-Argentina
Taetel, S.L. (SPAIN)	100.00%	28	6	-	1	28
Acquisition, ownership and disposal of shares and stakes in other companies
Beatríz de Bobadilla, 3 - 28040 Madrid
Telefónica Móviles Holding Uruguay, S.A. (URUGUAY) (7)	100.00%	27	-	-	(1)	26
Dormant company
Plza de la Independencia 8, planta baja, Montevideo
Lotca Servicios Integrales, S.L. (SPAIN) (4)	100.00%	17	-	-	-	17
Holding and operation of aircraft and aircraft leases.
Gran Vía, 28 - 28013 Madrid
O2 plc (UK) (1) (6)	100.00%	13	14,296	-	1,308	26,153
Wireless communications services operator
Wellington Street, Slough, SL1 1YP
Panamá Cellular Holdings, B.V. (NETHERLANDS)	100.00%	25	(3)	-	(1)	238
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
Telefónica Gestión de Servicios Compartidos, S.A. (SPAIN) (4) (6) (9)	100.00%	8	7	-	6	24
Provision of mangement and administration services
Gran Vía, 28 - 28013 Madrid
Telefónica Capital, S.A. (SPAIN) (3)	100.00%	7	49	-	14	18
Finance company
Gran Vía, 28 - 28013 Madrid
Terra Networks Asociadas, S.L. (SPAIN) (4)	100.00%	7	(22)	-	(6)	64
Holding company
Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Ateseco Comunicación, S.A. (SPAIN) (1)	100.00%	6	42	-	1	108
Holding company
C/ Gran Vía, 28 - 28013 Madrid
Telefónica Investigación y Desarrollo, S.A. (TIDSA) (SPAIN) (3)	100.00%	6	70	-	2	6
Telecommunications research activities and projects
Emilio Vargas, 6 - 28043 Madrid
Communicapital Inversiones, S.A.U. (SPAIN)	100.00%	6	(62)	-	17	6
Global telecommunications fund
Gran Vía, 28 - 28013 Madrid
Telefónica Móviles Soluciones y Aplicaciones, S.A. (CHILE) (1)	100.00%	6	-	-	2	11
IT and communications services provider
Avenida del Cóndor N𫉐, piso 4, comuna de Huechuraba, Santiago, Chile
Guatemala Cellular Holdings, B.V. (NETHERLANDS) (1)	100.00%	5	(5)	-	-	29
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
Comet, Compañía Española de Tecnología, S.A. (SPAIN) (3)	100.00%	5	1	-	-	13
Promotion of business initiatives and holding of real estate assets
Villanueva, 2 duplicado planta 1ª Oficina 23 - 28001 Madrid
Telefónica Finanzas, S.A. (TELFISA) (SPAIN) (1)	100.00%	3	13	-	5	13
Integrated cash management, consulting and financial support for Group companies
Gran Vía, 30 - 4ª Plta. - 28013 Madrid
Venturini España, S.A. (SPAIN) (2)	100.00%	3	1	-	-	4
Printing, graphic arts and direct marketing
Avda. de la Industria, 17 Tres Cantos - 28760 Madrid
Telefónica Finanzas Perú, S.A.C. (PERU) (1)	100.00%	3	-	-	-	3
Integrated cash management, consulting and financial support for Group companies
Lima
Telefónica Ingeniería de Seguridad, S.A. (SPAIN) (2)	100.00%	1	(4)	-	(1)	4
Security services and systems
Condesa de Venadito, 1 - 28027 Madrid
Terra Lycos Intangibles, S.A. (SPAIN)	100.00%	1	-	-	-	19
Internet service provider
Vía Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Telefónica de Centroamérica, S.L. (SPAIN) (7)	100.00%	1	-	-	-	1
Dormant company
Gran Vía, n° 28, Madrid
Telfisa Global, B.V. (NETHERLANDS)	100.00%	1	-	-	-	1
Integrated cash management, consulting and financial support for Group companies
Strawinskylaan 1259 ; tower D ; 12th floor 1077 XX - Amsterdam
Fisatel Mexico, S.A. de C.V. (MEXICO) (1)	100.00%	-	-	-	1	-
Integrated cash management, consulting and financial support for Group companies
Boulevard Manuel Avila Camacho, 24 - 16ª Plta. - Lomas de Chapultepec - 11000 Mexico D.F.
Communicapital Gestión, S.A.U. (SPAIN)	100.00%	-	-	-	-	-
Global telecommunications fund
Gran Vía, 28 - 28013 Madrid
Telefónica Participaciones, S.A. (SPAIN) (1)	100.00%	-	-	-	-	-
Issuance of preferred securities and/or other debt financial instruments
Gran Vía, 28 - 28013 Madrid
Telefónica Emisiones, S.A. (SPAIN) (1)	100.00%	-	(5)	-	-	-
Issuance of preferred securities and/or other debt financial instruments
Gran Vía, 28 - 28013 Madrid
Telefónica Europe, B.V. (NETHERLANDS) (1)	100.00%	-	7	(2)	4	-
Fund raising in capital markets
Strawinskylaan 1259 ; tower D ; 12th floor 1077 XX - Amsterdam
Terra Networks Marocs, S.A.R.L. (MOROCCO) (7)	100.00%	-	-	-	-	-
Dormant company
332 Boulevard Brahim Roudani, Casablanca
Terra Lycos Holding, B.V. (NETHERLANDS)	100.00%	-	-	-	-	-
Sale of software licenses
Koningslaan, 34. 1075 AD Amsterdam - Netherlands
Telefónica Internacional USA Inc. (USA)	100.00%	-	-	-	-	-
1221 Brickell Avenue suite 600 - 33131 Miami - Florida
Telefónica B2B Licencing, Inc. (USA) (1)	100.00%	-	(7)	-	(1)	-
Centro de Investigación y Experimentación de la Realidad Virtual, S.L. (SPAIN)	100.00%	-	-	-	-	10
Design of communications products
Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
LE Holding Corporation (USA)	100.00%	-	-	-	-	48
Holding company
Corporation Trust Center, 1209 Orange Street - Wilmington, Delaware
Telefónica Media Internacional y de Contenidos USA, Inc. (USA) (8)	100.00%	-	-	-	-	-
Provision of media services in the USA
1221 Brickell Av. - Miami
Telefónica (USA) Advisors, Inc. (USA) (8)	100.00%	-	-	-	-	1
All the activities permitted by Delaware State law
1013 Center Road, Wilmington - County of Newcastle - Delaware 19805
Omicron Ceti, S.L. (SPAIN) (7)	100.00%	-	-	-	-	-
Dormant company
José Abascal - Madrid
Cellular Holdings (Central America), Inc. (Virgin Islands)	100.00%	-	-	-	-	38
Dormant company
Palm Grove House, PO Box 438, tortola, BVI
Multi Holding Corporation (PANAMA) (7)	100.00%	-	-	-	-	301
Dormant company
Edificio HSBC, Piso 11, Avd Samuel Lewis - Panama
Telefónica Móviles Argentina, S.A. (ARGENTINA) (1)	100.00%	-	-	-	-	8
Holding company
Av. Libertador 602, Piso 20 - Buenos Aires
Casiopea Reaseguradora, S.A. (LUXEMBURG) (1)	99.97%	4	172	-	12	3
Reinsurance
6D, route de Trèves, L-2633 Senningerberg, Luxemburg
Telefónica Internacional, S.A. (SPAIN) (1) (6) (9)	99.88%	2,839	9,218	(5,700)	1,181	8,132
Investment in the telecommunications industry abroad
C/ Gran Vía, 28 - 28013 Madrid
Endemol Investment Holding, B.V. (NETHERLANDS) (1) (6)	99.70%	1	613	-	51	842
Holding company
Bergweg 70, 1217 SC Hilversum
Seguros de Vida y Pensiones Antares, S.A. (SPAIN) (1)	94.67%	204	34	-	13	207
Life insurance, pensions and health insurance
Avda. General Perón, 38 Master II - 17ª P.- 28020 Madrid
Telefónica International Wholesale Services, S.L. (SPAIN) (1)	92.51%	230	77	-	(9)	213
International services provider
Gran Vía, 28 - 28013 Madrid
Atento N.V. (NETHERLANDS) (1) (6)	91.35%	-	48	-	57	303
Telecommunications service provider
Locatellikade, 1 - 1076 AZ Amsterdam
Corporation Real Time Team, S.L. (SPAIN)	87.96%	-	-	-	-	12
Internet design, advertising and consulting
Claudio Coello, 32, 1° ext. - Madrid
Telefonica O2 Czech Republic, a.s. (CZECH REPUBLIC) (1) (6) (10)	69.41%	1,073	1,850	-	179	3,663
Telecommunications service provider
Olsanska 55/5 - Prague 3, 130 34
Comtel Comunicaciones Telefónicas, S.A. (VENEZUELA) (1)	65.14%	21	-	-	(2)	-
Holding company
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela
Aliança Atlântica Holding B.V. (NETHERLANDS)	50.00%	40	-	-	2	22
Holder of 5,225,000 Portugal Telecom, S.A. shares
Strawinskylaan 1725, 1077 XX Amsterdam
MobiPay Internacional, S.A. (SPAIN)	50.00%	12	(8)	-	(1)	5
Provision of payment services through wireless telephony
Avenida de Europa 20, Alcobendas, Madrid
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (SPAIN) (5)	50.00%	5	2	-	3	3
Loans and credits (consumer, mortgage and trade loans)
Pedro Teixeira, 8 - 28020 Madrid
Brasilcel, N.V. (NETHERLANDS) (5)	50.00%	-	4,940	-	(1,028)	2,179
Joint Venture and holding company for wireless communications services
Strawinskylaan 3105 - 1077ZX - Amsterdam
Telefónica Factoring Do Brasil, Ltd. (BRAZIL) (5)	40.00%	1	2	(2)	2	1
Factoring
Avda. Paulista, 1106
Sistemas Técnicos de Loterías del Estado, S.A. (SPAIN) (2)	31.75%	12	60	-	5	4
Operation of a gaming terminal system for the Spanish State Gaming Organisation
Manuel Tovar, 9 - 28034 Madrid
Torre de Collçerola, S.A. (SPAIN) (2)	30.40%	8	1	-	-	2
Operation of a telecommunications mast and technical assistance and consulting services
Ctra. Vallvidrera-Tibidabo, s/n° - 08017 Barcelona
Simpay, Ltd. (UK)	25.00%	-	-	-	-	-
Payment services through wireless telephony
62-65 Chandos Place, London WC2N 4LP
Telefónica Móviles Colombia, S.A. (COLOMBIA) (1)	22.44%	-	(497)	-	(38)	116
Wireless operator
Calle 100, N° 7-33, Piso 15, Bogotá,Colombia
Adquira Spain, S.A. (SPAIN) (2)	20.00%	2	4	-	1	1
E-commerce
Goya, 4, 4ª planta - Madrid
Pléyade Peninsular, Correduría de Seguros y Reaseguros del Grupo Telefónica, S.A. (SPAIN) (3)	16.67%	-	1	-	2	-
Distribution, promotion or preparation of insurance contracts, operating as a broker
Avda. General Perón, 38 Master II - 17ª P.- 28020 Madrid
Telefónica Móviles Argentina, S.A. (ARGENTINA) (1)	15.40%	83	-	-	292	139
Holding company
Ing Enrique Butty 240, piso 20-Capital Federal-Argentina
Portugal Telecom, S.G.P.S., S.A. (PORTUGAL) (5) (10)	8.78%	395	708	-	862	832
Holding company
Avda. Fontes Pereira de Melo, 40 - 1089 Lisbon
Amper, S.A. (SPAIN) (5) (6) (10)	6.10%	28	20	-	3	12
Development, manufacture and repair of telecommunications systems and equipment and related components
Torrelaguna, 75 - 28027 Madrid
Telefónica Gestión de Servicios Compartidos, S.A. (ARGENTINA) (4)	4.99%	-	-	-	-	-
Provision of mangement and administration services
Av. Ing. Huergo 723 PB - Buenos Aires
OMTP Limited (Open Mobile Terminal Platform) (UK) (7)	2.04%	-	-	-	-	-
Sogecable, S.A. (SPAIN) (1) (6) (10)	1.13%	275	(37)	-	(38)	32
Indirect management of public service television
Gran via, 32 - 3ª Pta. - 28013 Madrid
Telefónica Brasil Sul Celular Participaçoes, S.A. (BRAZIL) (5)	1.12%	208	24	-	22	1
Holding company
Avda. Martiniano de Carvalho, 851, 20 andar, parte Sao Paulo, Sao Paulo
Banco Bilbao Vizcaya Argentaria, S.A. (SPAIN) (5) (6) (10)	1.02%	1,740	13,208	(1,363)	4,736	556
Banking
San Nicolás, 4 - 48005 Bilbao (Vizcaya)
Telefónica del Perú, S.A.A. (PERU) (1) (10)	0.15%	612	38	-	49	2
Operator of local, domestic and international long distance telephony services in Peru
Avda. Arequipa, 1155 Santa Beatríz - Lima
Telefónica Móviles Perú Holding, S.A.A. (PERU) (1) (10)	0.14%	186	20	-	(10)	-
Holding company
Avda. Arequipa, 1155 Lima, 01
Telcel, C.A. (VENEZUELA) (1)	0.08%	121	12	(182)	972	123
Wireless telephony operator
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
I-CO Global Communications (HOLDINGS) Limited (UK)	N/D	-	-	-	-	6
Other investments	N/A	-	-	-	-	8

	TOTAL SUBSIDIARIES (Note 7)					61375
	TOTAL ASSOCIATED COMPANIES (Note 7)					870
	TOTAL INVESTEES (Note 7)					614

(1) Company audited by Ernst & Young
(2) Company audited by PriceWaterhouseCoopers
(3) Company audited by K.P.M.G. Peat Marwick
(4) Company audited by B.D.O Audiberia
(5) Company audited by Deloitte & Touche. In Spain, Deloitte & Touche España, S.L.
(6) Consolidated figures
(7) Dormant company
(8) Company in liquidation
(9) Pro-forma data
10) Companies listed on international stock exchanges at December 31, 2006
Provisional figures for associated companies and investees
N/D No data available
N/A Not applicable

MANAGEMENT REPORT

TELEFÓNICA, S.A.

2006

Initial summary

In 2006, the Telefónica Group proceeded with its growth strategy, significantly stepping up its commercial and investment initiatives, shaking up and capturing growth in its Spanish and Latin American markets. The significant organic business growth was rounded off with the Company’s further expansion abroad, focused on acquisitions that make Telefónica more diversified, through a better business and geographic mix, and provide opportunities to leverage economies of scale, with the overriding aim of enabling the Company to continue offering the best combination of profits and growth. 2006 featured the acquisitions of wireless operator O2 and a stake in Colombia de Telecomunicaciones, S.A., ESP (via Telefónica Internacional), Colombia’s wireline telecommunications provider. With these acquisitions, Telefónica has strengthened its position in Europe, where its presence was less significant. These acquisitions have been successfully integrated. The integrated business approach enabled Telefónica to generate greater value in 2006, unlocking the full development and profit potential deriving from the businesses’ scale and diversity.

The Telefónica Group delivered excellent financial results in 2006, driven by its international expansion, the growth in its customer base, enhanced operating efficiency and initiatives aimed at boosting innovation, making Telefónica one of the industry’s benchmark players and confirming its strategy of becoming the telecommunications operator that offers its shareholders the best combination of profitability and growth.

The Telefónica Group had to manage its businesses in an increasingly complex environment, characterized by the strong commercial pressure of competitors, the globalization of business, rapid technological development and customers’ changing needs. Against this backdrop, Telefónica focused on new products associated with the worlds of broadband -by boosting television and bundled packages- and mobility, not only in voice but also in data and internet. Progress was made on providing the integration and convergence demanded by the market: Telefónica responded to this situation by overhauling its organizational structure and business model.

The year’s healthy results and strategic successes will enable Telefónica to maintain its shareholder remuneration policy, where the target is to double the payout by 2009. The Company will also continue with its 2,700 million euro share buyback program, which runs through the end of 2007.

Looking forward, the Telefónica Group plans to continue with its strategy of making the customer the cornerstone of the Group by focusing on operating excellence, convergence and innovation as sources of competitive advantage and motivation for personnel. This new global dimension poses a challenge for Telefónica to maximize the synergies derived from the inclusion of new companies so it can leverage economies of scale and offer customers higher quality service.

Organization by region

The most significant transactions undertaken in 2006 in relation to the Company’s geographic organization include:

  The acquisition of 100% of wireless operator O2 completed in January.

  The acquisition of 50% plus one share of Colombia de Telecomunicaciones, S.A. completed in April. The acquisition vehicle was Telefónica Internacional.

  The sale of 59.90% of Telefónica Publicidad e Información, S.A. to Yell Group plc., completed in July

  The approval of the exchange offer to merge Telefónica Móviles, S.A. into Telefónica, S.A., in July

During the first half of 2006 Eurotel Praha, spol. s.r.o. (Eurotel) was merged into its parent company Telefónica O2 República Checa., a.s., giving rise to the new integrated operator named Telefónica O2 Czech Republic, a.s. In 2006 the Group adopted a new organizational structure aligned with its model of integrated, regional management, designed to consolidate its leadership positions in Spain and Latin America while seamlessly managing the rest of its European operations. This new structure, designed to keep the Company focused on the path to profitable growth, is clearly customer-oriented. Its goal is to leverage the benefits of Telefónica’s scale and diversification and to orchestrate the convergence between wireline and wireless from an integrated vision of the business.

In order to guarantee this big picture vision of the business as a whole, the business was divided into three units: Telefónica Spain, Telefónica Europe and Telefónica Latam, each with responsibility over the integrated business, i.e., over wireline and wireless assets. This structure ensures a vision of the sector as a whole, while permitting the development of strategies adapted to regional realities in order to pursue revenue and profit growth in each of its main geographic markets.

The Atento, media and content businesses continue to be managed independently of these three units.

Earnings

The Company posted profit of 8,284 million euros in 2006, up from 1,754 million euros in 2005.

Highlights of the 2006 income statement include:

  An operating loss of 489 million euros, which was 49% higher than the loss recorded in 2005, primarily the result of the merger with Telefónica Móviles, S.A.

  An in net financial income to 5,195 million euros, due mainly to the increase in dividends received from Group companies.

  The combination of these two figures produced income from ordinary activities of 4,706 million euros, far outstripping the 948 million euros recorded in 2005.

  Extraordinary income of 2,295 million euros, compared with 705 million euros in 2005. This relates mainly to the gains on the sale of the company’s investment in Telefónica Publicidad e Información, S.A.

Investment activity

The main investments made by Telefónica, S.A. in 2006 were as follows:

Telefónica completed the acquisition of 100% of the shares comprising the share capital of UK wireless operator O2 plc., which were delisted from the London Stock Exchange on March 7. The total acquisition cost of the O2 takeover was 26,154 million euros (17,887 million pounds) of which 1,266 million euros (859 million pounds) was for the share purchases completed in 2005.

In 2006 Telefónica Móviles Puerto Rico, Inc, undertook a 63 million US dollar capital increase, (48 million euros), fully subscribed to by Telefónica, S.A.

On March 2 Telefónica Datacorp, S.A.U. completed a 7 million euro capital increase, issuing 7,171,785 new shares with par value of one euro each, fully subscribed and paid in by Telefónica, S.A.

Construction on the Telefónica Group’s new headquarters (District C) continued, as part of its real estate activities. As a result, additions to Telefónica, S.A.’s property, plant and equipment in 2006 totaled 243 million euros, compared with 279 million euros in 2005.

Financing

The following issues took place under Telefónica Emisiones, S.A.U.’s European Medium Term Note (EMTN) program, underwritten by Telefónica, S.A., arranged on July 8, 2005 and renewed on July 5, 2006, for up to 15,000 million euros:

  Four debenture issues dated February 2, two denominated in euros maturing in 5 and 10 years, for a combined amount of 4,000 million euros and the other two denominated in pounds sterling, maturing in 12 and 20 years, for a combined amount of 1,250 million pounds sterling;

  1,250 million euros of 3.5-year debentures issued on July 25;

  Two issues in October: 500 million euros of 5.5-year debentures issued on October 17, 2006 and 300 million euros of 2-year paper issued on October 30, 2006; and

  500 million pounds sterling issued on December 28, 2006, maturing January 2014;

On February 10, 2006, Telefónica Finanzas México, SA de CV, a subsidiary of Telefónica Móviles, S.A. (now Telefónica, S.A.), retapped the September 29, 2005 peso bond issue, increasing the principle on the bond maturing in 2010 from 3,500 to 8,000 million pesos and on the bond maturing 2012 from 1,500 to 3,500 million pesos. Both retappings were completed under the peso bond issue program filed with the Mexican securities regulator (CNBV for its initials in Spanish) on December 30, 2004. This program is guaranteed by Telefónica, S.A.

On April 12, 2006, Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., set up a shelf program for debt issuance in the US. The program registration statement is on file with the Securities Exchange Commission (SEC) in New York. This program is guaranteed by Telefónica, S.A. Under this program bonds with a total value of 5,250 million dollars were issued at maturities of 3, 5, 10 and 30 years.

On April 21, 2006, Telefónica, S.A. took out a syndicated loan from a group of financial entities, mainly savings banks. The 700 million euro facility has an average maturity of 10 years and was drawn down in July.

On December 1, 2006 Telefónica Finanzas, S.A., a subsidiary of Telefónica, S.A., took out a 400 million euro loan, divided in two tranches. Tranche A: 300 million euros maturing in 5 years and guaranteed by Telefónica, S.A. Tranche B: 100 million euros, maturing, at the borrower’s behest, at between 3 and 8 years. Telefónica, S.A. has provided a bank guarantee and has counterguaranteed Tranche B. At December 31, 2006, only Tranche A has been drawn down.

In December 2006 the 18,500 pound sterling syndicated loan taken out by Telefónica Europe, BV and guaranteed by Telefónica, S.A. was amended. It was agreed to reduce this loan to 7,000 million pounds, to extend the maturity from 2008 to 2013 and to place the financial and documentary terms on the same basis as those applying to other outstanding Telefónica loans.

Treasury stock

At the beginning of 2006 Telefónica had treasury stock amounting to 2.77674% of total share capital, made up of 136,647,061 shares with a book value of 13.00 euros per share, a balance of 1,776 million euros and a par value of 137 million euros.

In the course of 2006 the Company bought 214,494,091 and sold 31,113,135 shares of its own shares. As a result, the Company recognized extraordinary income of 48 million euros, and an extraordinary charge of 1 million euros.

At their respective meetings held on 29 March 2006, the Boards of Directors of Telefónica, S.A. and Telefónica Móviles, S.A. approved the merger agreement, whereby Telefónica took over and merged Telefónica Móviles, implying the dissolution without liquidation of Telefónica Móviles, S.A. and the block transfer of all its equity. The merger agreement was approved at the Ordinary Shareholders’ Meetings of Telefónica Móviles S.A. and Telefónica, S.A. held on June 20 and June 21, 2006, respectively. Pursuant to the agreement, Telefónica transferred 244,344,011 shares from treasury stock to Telefónica Móviles’ shareholders at the exchange ratio established in the merger agreement of four Telefónica shares with a par value of one euro each for every five Telefónica Móviles shares with a par value of 0.50 euros each. No additional cash payment was involved and no new shares were issued.

Also in 2006, 48,396 treasury shares were delivered to cover the commitments assumed as a result of taking on the share option plans of Terra Lycos Inc. and a further 3,050 shares of treasury stock were delivered as part of the stock option plan for Endemol Group employees.

As a result of the transactions described above, at the close of 2006 the Company held 75,632,559 shares in treasury stock (representing 1.53689% of share capital) acquired at an average price of 14.04 euros per share, implying a total outlay of 1,062 million euros and total par value of 76 million euros. Pursuant to current accounting legislation, these shares were measured at their underlying book value and, consequently, a provision of 800 million was recorded.

Events subsequent to year end

Significant events affecting Telefónica, S.A. taking place from December 31, 2006 to the date of preparation of these financial statements included:

EMTN program for issue of debt instruments.

Since year-end 2006, Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has completed three issues under its European Medium Term Note (EMTN) Program for up to 15,000 million euros, guaranteed by Telefónica S.A. and updated on July 5, 2006.

Two issues were completed on January 31, 2007, for 55 million euros and 24 million euros maturing December 31, 2021 and January 31, 2018, respectively. There was a further issue on February 7, 2007, of bonds for 1,500 million euros maturing February 7, 2014.